 Exhibit (a)(1)(A)
Offer to Purchase
All Outstanding Shares of Common Stock
of
Analysts International Corporation
at
$6.45 Per Share, Net in Cash
by
American CyberSystems, Inc.
and
ACS Merger Corp.,
A wholly-owned subsidiary of American CyberSystems, Inc.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON SEPTEMBER 30, 2013, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.
American CyberSystems, Inc., a Georgia corporation (“Parent”) and ACS Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.10 per share (“Shares”), of Analysts International Corporation, a Minnesota corporation (the “Company”), at a price of $6.45 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), by and between Parent, Purchaser and the Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, or, at the election of Purchaser, after termination of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). At the effective time of the Merger (the date and time the Merger becomes effective, the “Effective Time”), each Share issued and outstanding immediately prior to such time (other than any (i) Shares owned by Parent, Purchaser or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and (iii) Shares held by the Company shareholders who properly demand and perfect dissenters’ rights under Minnesota law) shall be converted into the right to receive an amount in cash equal to the Offer Price.
THE COMPANY BOARD AND A Special Committee of the COMPANY Board EACH UNANIMOUSLY RECOMMEND THAT YOU TENDER ALL OF YOUR SHARES INTO THE OFFER.
After careful consideration, the Company’s board of directors (the “Company Board”), upon the recommendation of a special committee composed of disinterested members of the Company Board (formed in accordance with Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act (“MBCA”)) (as the case may be), unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option (as defined below), including the consideration that would be payable for any Top-Up Option Shares (as defined below) are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares); and (c) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the plan of merger included in the Merger Agreement.

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) the Minimum Tender Condition (as defined below); and (b) the receipt of proceeds by Parent under debt commitment letters from Fifth Third Bank, as lead arranger, and the other participating lenders (each referred to as the “Debt Commitment Letter” and collectively, the “Debt Commitment Letters”) (or the receipt of alternative financing from alternative sources), or the receipt by Parent and Purchaser of confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to consummate the Offer and the Merger on the terms and conditions set forth in the Debt Commitment Letters (or new debt commitment letters for any alternative debt financing). The Offer is also subject to other the other conditions described in Section 13 — “Conditions to the Offer” (the “Offer Conditions”). A summary of the principal terms of the Offer appears on pages 4 through 12 of this Offer to Purchase. You should read this entire document carefully before deciding whether to tender your Shares.
September 3, 2013
IMPORTANT
If you desire to tender all or any portion of your Shares to us pursuant to the Offer, you should either (a) if you are a shareholder of record, complete and sign the Letter of Transmittal, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to Wells Fargo Shareowner Services (the “Depositary”), and either deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or tender your Shares by book-entry transfer by following the procedures described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase, in each case prior to the expiration time of the Offer, or (b) if you hold your shares through a broker, dealer, commercial bank, trust company or other nominee, request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact that institution in order to tender your Shares to us pursuant to the Offer.
If you desire to tender your Shares to us pursuant to the Offer and the certificates representing your Shares are not immediately available, or you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, you may tender your Shares to us pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase.
*      *      *
Questions and requests for assistance may be directed to Alliance Advisors, L.L.C. (the “Information Agent”) at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.
This Offer to Purchase and the related Letter of Transmittal contain important information, and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
This transaction has not been approved or disapproved by the United States Securities and Exchange Commission (the “Commission”) or any state securities commission nor has the Commission or any state securities commission passed on the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.
2

i

SUMMARY TERM SHEET
The Offerors are making an offer to purchase all outstanding Shares at a price of $6.45 per Share net to the seller in cash (less any applicable withholding taxes and without interest), as further described herein, upon the terms and subject to the conditions set forth in this Offer to Purchase and the accompanying Letter of Transmittal.
The following are some questions you, as a shareholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase, may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the accompanying Letter of Transmittal. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the accompanying Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at its address and telephone number set forth below in this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our,” or “us” refer to the Offerors, Purchaser or Parent, as the context requires.
WHO IS OFFERING TO BUY MY SHARES OF THE COMPANY?
•
  The Offerors are American CyberSystems, Inc., a Georgia corporation (“Parent”) and ACS Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser”) (see Section 9 — “Certain Information Concerning Purchaser and Parent”).
•
  Parent is a Georgia corporation. Its principal office is located at 2400 Meadowbrook Parkway, Duluth, GA 30096. Parent is a global information technology services company offering IT consulting and staffing services, systems integration and business solutions to organizations in a variety of industries for Fortune 1000 companies worldwide. Parent has three principal operating units — Comforce (staffing), Hiregenics (workforce management), and Cross USA (solutions) (see Section 9 — “Certain Information Concerning Purchaser and Parent”).
•
  Purchaser is a recently formed Minnesota corporation and a wholly-owned subsidiary of Parent. Purchaser was organized in connection with the Offer and has not carried on any activities other than entering into the Merger Agreement and activities in connection with the Offer (see Section 9 — “Certain Information Concerning Purchaser and Parent”).
•
  Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.
HOW MANY SHARES OF THE COMPANY’s COMMON STOCK ARE YOU OFFERING TO PURCHASE?
•
  We are making an offer to purchase all of the issued and outstanding Shares (see the Introduction and Section 1 — “Terms of the Offer”).
HOW MUCH ARE YOU OFFERING TO PAY FOR MY SHARES OF COMMON STOCK OF THE COMPANY AND WHAT IS THE FORM OF PAYMENT?
•
  We are offering to pay $6.45 per Share, net to you in cash (less any applicable withholding taxes and without interest), upon the terms and subject to the conditions contained in this Offer to Purchase and in the accompanying Letter of Transmittal.
WILL I HAVE TO PAY ANY FEES OR COMMISSIONS IF I TENDER MY SHARES IN YOUR OFFER?
•
  If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay any brokerage fees or similar expenses. If you own your Shares through a broker, dealer, commercial bank, trust company or other nominee and your broker, dealer, commercial bank, trust company or other nominee tenders your Shares on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge a fee for doing so. You should consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any charges will apply (see the Introduction).
WHY ARE THE OFFERORS MAKING THE OFFER?
•
  We are making the Offer because we want to acquire the Company (see Section 1 — “Terms of the Offer” and Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements”).
IS THERE AN AGREEMENT GOVERNING THE OFFER?
•
  Yes.   The Parent, Purchaser and the Company have entered into the Merger Agreement. The Merger Agreement provides, among other things, for the terms and conditions of the Offer and, following consummation of the Offer, the Merger (see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements”).
HAS THE COMPANY BOARD APPROVED THE OFFER?
•
  Yes.   After careful consideration, the Company’s board of directors (the “Company Board”), upon the recommendation of a special committee composed of disinterested members of the Company Board (formed in accordance with Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act (“MBCA”)) (as the case may be), unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option (as defined below), including the consideration that would be payable for any Top-Up Option Shares (as defined below) are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares); and (c) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the plan of merger included in the Merger Agreement. The Company’s full statement on the Offer is set forth in its Schedule 14D-9, which will be filed with the Commission in connection with the Offer and will be mailed to the Company shareholders with this Offer to Purchase and the Letter of Transmittal. See also the Introduction.
WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?
The Offer is conditioned upon, among others, the following conditions:
•
  there being validly tendered and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Purchaser, constitute at least 60% of the total number of the Fully Diluted Shares (as defined below) of the Company (the “Minimum Tender Condition”);
•
  the receipt of proceeds by Parent (either directly or through Purchaser) under a debt commitment letter from Fifth Third Bank, as lead arranger, and under debt commitment letters with each of Bank of America, N.A., First Tennessee Bank and Synovus Bank (each a “Debt Commitment Letter” and, collectively, the “Debt Commitment Letters”) (or the receipt of any alternative financing), or the receipt by Parent and Purchaser of confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to consummate the Offer and the Merger on the terms set forth in the Debt Commitment Letters (or a new debt commitment letter for any alternative debt financing) and subject only to the satisfaction of other Offer Conditions (the “Financing Condition”);
•
  the absence of a “Company Material Adverse Effect,” which means subject to certain exceptions, no event, circumstance, change, occurrence or state of facts shall have occurred that has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of the Company; and
•
  other customary conditions.

A more detailed discussion of the conditions to consummation of the Offer is contained in the Introduction, Section 1 — “Terms of the Offer,” Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements,” and Section 13 — “Conditions to the Offer.”
“Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable. The Company has informed the Purchaser that as of August 29, 2013, there were 5,117,627 Shares outstanding, 57,192 shares issuable under restricted stock units and options outstanding to purchase 329,450 Shares.
Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?
Yes. We estimate that we will need approximately $35 million to purchase all of the issued and outstanding Shares pursuant to the Offer and to consummate the Merger (which estimate includes payment in respect of outstanding in-the-money stock options and restricted stock units) and to pay related fees and expenses. Purchaser has received commitment letters from Fifth Third Bank, Bank of America, N.A., First Tennessee Bank, and Synovus Bank (collectively, the “Lenders”) to provide it with senior secured credit facilities in an aggregate amount of $100.0 million (the “Credit Facilities”), comprised of a $70.0 million revolving credit facility and a $30.0 million term loan facility. Subject to certain conditions, the Credit Facilities will be available to Purchaser to finance the Offer and the Merger, repay or refinance certain existing indebtedness of the Company, pay related fees and expenses and to provide for funding of the Company following the consummation of the Merger. The debt financing commitments are subject to certain conditions. In the event that we do not receive the proceeds of the debt financing commitments, we will not be obligated to purchase Shares in the Offer (see Section 12 — “Source and Amount of Funds”).
If the Merger Agreement is terminated in the circumstance in which we do not receive the proceeds of the debt financing commitments, and the other conditions to payment of the termination fee are met, Purchaser may be obligated to pay the Company a termination fee of $1,000,000. See the Section entitled “Summary of the Merger Agreement — Termination Fee” in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?
We do not believe that our financial condition is relevant to your decision whether to tender your Shares and accept the Offer because:
•
  Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Date, will not carry on any activities other than in connection with the Offer and the Merger and arranging the related financing;
•
  we are offering to purchase all of the outstanding Shares in the Offer solely for cash;
•
  if the Offer is consummated, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and
•
  we have received debt commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer.
See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements,” Section 12 — “Source and Amount of Funds,” and Section 13 — “Conditions to the Offer.”

HOW LONG DO I HAVE TO TENDER MY SHARES?
•
  Unless the Offer is earlier terminated, you will have until 12:00 midnight, New York City time on September 30, 2013 to tender your Shares in the Offer, or such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement (“Expiration Date”). If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure that is described in Section 3 — “Procedures for Tendering Shares” of this Offer to Purchase (see also Section 1 — “Terms of the Offer”).
UNDER WHAT CIRCUMSTANCES CAN OR MUST YOU EXTEND YOUR OFFER?
•
  If on any then-scheduled Expiration Date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or, to the extent permitted, waived, Purchaser (or Parent on its behalf) may, in its sole discretion, extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the outside date agreed by the parties in the Merger Agreement, which, if Parent and Purchaser do not elect to cause the Offer to be terminated, is on or before November 22, 2013, or, if Parent and Purchaser elect to cause the Offer to be terminated and the Company to file a proxy statement with the Securities and Exchange Commission, is on or before the date that is 90 days after the date Parent or Purchaser elects to cause the Offer to be terminated (either such date, the “Outside Date”), the length of each such period to be determined by Purchaser (or by Parent on its behalf) in its sole discretion, until the Expiration Date on which all of the conditions to the Offer have been satisfied or, to the extent permitted, waived.
•
  We will extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or its staff or the NASDAQ Stock Market LLC applicable to the Offer.
•
  If, on any then-scheduled Expiration Date, any condition to the Offer shall have, and is continuing to occur (excluding the Minimum Tender Condition and the Financing Condition), but is capable of being cured prior to the Outside Date, then at the request of the Company, Purchaser (or Parent on its behalf) shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion.
•
  If on any then-scheduled Expiration Date of the Offer, including following a prior extension, the Financing Condition or the Minimum Tender Condition has not been satisfied, and no other condition to the Offer has occurred and is continuing or, to the extent permitted, waived, by Parent, then at the request of the Company, Purchaser (or Parent on its behalf) shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion.
•
  We may, in our sole discretion, extend the Offer for one or more consecutive increments of up to five business days each if we have waived the Financing Condition, all other Offer Conditions have been satisfied or waived, and the financing commitments have not yet been received by us and the lenders have not yet confirmed in writing that the financing commitments to be received will be delivered prior to the date we anticipate making our initial payment of the Shares and in an amount sufficient to finance the Offer and the Merger.
•
  We may extend the Offer for one period of up to five business days if the Financing Condition has been satisfied or waived less than five business days prior to the then-scheduled Expiration Date and all other Offer Conditions have been satisfied or waived.
•
  We may provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act if at such time, there has not been validly tendered and not properly withdrawn Shares necessary to permit the Merger to be effected without a meeting of the Company’s shareholders. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.

See Section 1 — “Terms of the Offer,” Section 2 — “Acceptance for Payment and Payment for Shares” and Section 13 — “Conditions to the Offer.”
UNDER WHAT CIRCUMSTANCES WOULD THE COMPANY FILE A PROXY STATEMENT WITH THE COMMISSION?
•
  Purchaser has certain rights, on and after October 31, 2013 if any conditions to the Offer shall not have been satisfied or waived, as applicable, as of that date, to cause the Company to file a proxy statement with the Commission relating to a merger of Purchaser with and into the Company before consummation of the Offer and, three business days after the definitive proxy statement is filed with the Commission, terminate the Offer. Such rights are exercisable on the terms and conditions set forth in the Merger Agreement. In the event of such election, the Company will, as promptly as practicable, set a record date, call, give notice of, convene and hold a special meeting of the Company shareholders to consider and vote upon the adoption and approval of the Merger Agreement and the Merger. Subject to the terms of the Merger Agreement, the Company Board will recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Merger Agreement.
WHAT IS THE DIFFERENCE BETWEEN A SUBSEQUENT OFFERING PERIOD AND AN EXTENSION OF THE OFFER?
•
  A subsequent offering period is not an extension of the Offer. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period (including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer (see Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights”).
HOW WILL I BE NOTIFIED IF YOU EXTEND YOUR OFFER?
•
  If we extend the Offer, we will inform the Depositary for the Offer, of that fact and we will issue a press release giving the new expiration time of the Offer no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was previously scheduled to expire (see Section 1 — “Terms of the Offer”).
•
  If we elect to provide or extend any subsequent offering period, a public announcement of this determination will be made no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer expired or the date of termination of any subsequent offering period (see Section 1 — “Terms of the Offer”).
HOW DO I TENDER MY SHARES IN YOUR OFFER?
•
  To tender Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary for the Offer, prior to the expiration time of the Offer. The Letter of Transmittal is enclosed with this Offer to Purchase. If your Shares are held in street name (i.e., through a broker, dealer, commercial bank, trust company or other nominee), your Shares can be tendered by your nominee by book-entry transfer through Wells Fargo Shareowner Services (the “Depositary”). If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may have a broker, a bank or other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three NASDAQ Global Market (“NASDAQ”) trading days after the date of execution of the Notice of Guaranteed Delivery (see Section 3 — “Procedures for Tendering Shares”).

•
  In all cases, payment for tendered Shares will be made only after timely receipt by the Depositary of certificates for the Shares (or of a confirmation of a book-entry transfer of the Shares as described in Section 3) and a properly completed and duly executed Letter of Transmittal and any other required documents for the Shares (see Section 2 — “Acceptance for Payment and Payment for Shares”).
CAN I WITHDRAW SHARES I PREVIOUSLY TENDERED IN YOUR OFFER? UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
  You may withdraw previously tendered Shares any time prior to the expiration of the Offer. Once we accept your Shares for payment upon the expiration of the Offer, you will no longer be able to withdraw them. Shares tendered during a subsequent offering period, if any, may not be withdrawn (see Section 1 — “Terms of the Offer” and Section 4 — “Withdrawal Rights”).
HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?
•
  To withdraw previously tendered Shares, you must deliver a written or facsimile notice of withdrawal with the required information to the Depositary while you still have the right to withdraw. If you tendered Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct the broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment (see Section 4 — “Withdrawal Rights”).
WILL THE OFFER BE FOLLOWED BY A MERGER IF ALL THE SHARES ARE NOT TENDERED?
•
  If we consummate the Offer, we will expect to merge Purchaser with and into the Company as promptly as practicable. If the Merger occurs, the Company will continue as the surviving corporation and become a wholly-owned subsidiary of Parent, and each issued and then outstanding Share (other than any (i) Shares owned by Parent, Purchaser or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and (iii) Shares held by the Company shareholders who properly demand and perfect dissenters’ rights under Minnesota law) will be canceled and converted automatically into the right to receive $6.45 per Share, net to the seller in cash, less any applicable withholding taxes and without interest (see also the Introduction).
•
  If we accept Shares for payment pursuant to the Offer, we will hold a sufficient number of Shares to ensure any requisite adoption of the Merger Agreement by the Company shareholders under the MBCA to complete the Merger. In addition, if we own at least one share more than 90% of the outstanding Shares (including as a result of the Top-Up Option described below), we will not be required to submit the adoption of the Merger Agreement to a vote of the Company shareholders.
•
  The Merger will not be consummated unless we accept Shares for payment pursuant to the Offer or, if the Offer is terminated at the election of Parent, upon the satisfaction or waiver (to the extent permitted) of the conditions set forth in the Merger Agreement required to be satisfied or waived before consummation of the Merger.
IF A MAJORITY OF SHARES ARE TENDERED AND ARE ACCEPTED FOR PAYMENT, WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?
•
  If the Merger occurs, the Company will no longer be publicly owned. Even if the Merger does not occur, if Purchaser purchases all Shares that have been tendered, there may be so few remaining shareholders and publicly held Shares that the Shares may no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease to make filings with the Commission or otherwise cease to be required to comply with the Commission’s rules relating to publicly held companies (see Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations”).
IF YOU SUCCESSFULLY COMPLETE YOUR OFFER, WHAT WILL HAPPEN TO THE COMPANY BOARD?
•
  If we accept the Shares for payment pursuant to our Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Board of Directors of the Company (the “Company Board”), subject to the right of the Company to designate at least two existing directors, referred to as “continuing directors,” who were members of the Company Board on the date of the Merger Agreement, who will continue on the Company Board following the appointment of directors by Purchaser and prior to the effective time of the Merger. Upon the exercise of these rights, the Company shall cause the election or appointment of Purchaser’s designees to the Company Board in such number as is proportionate to Purchaser’s Share ownership, including increasing the size of the Company Board and/or securing the resignations of incumbent directors, subject to the continuing director exception. Therefore, if we accept Shares for payment pursuant to the Offer, Parent will obtain control over the management of the Company shortly thereafter; however, prior to the effective time of the Merger, the approval of the continuing directors will be required to amend, modify or terminate the Merger Agreement; extend the time of performance of, or waive any of the obligations or other acts of Purchaser or Parent; exercise or waive any of the Company’s rights under the Merger Agreement; or effect certain other actions related to or in connection with the Merger if such action would adversely affect or reasonably would be expected to adversely affect the shareholders (other than Purchaser or Parent).
IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?
•
  If you decide not to tender your Shares in the Offer and the Merger occurs as described above, you will receive in the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares in the Offer.
•
  If you decide not to tender your Shares in the Offer, we purchase Shares that have been tendered and the Merger does not occur, you will remain a shareholder of the Company, but there may be so few remaining shareholders and publicly held Shares that the Shares will no longer be eligible to be traded through NASDAQ or any other securities market, there may not be a public trading market for the Shares, and the Company may cease making filings with the Commission or otherwise cease being required to comply with the Commission’s rules relating to publicly held companies. If we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the proposed Merger to occur, subject to the conditions set forth in the Merger Agreement.
•
  Following the Offer, it is possible that the Shares might no longer constitute “margin securities” for purposes of the margin regulations of the Federal Reserve Board, in which case your Shares may no longer be used as collateral for loans made by brokers (see Section 7 — “Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations”).
WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?
•
  On August 27, 2013, the last full trading day prior to the public announcement of the Merger Agreement, the last reported closing price per Share on NASDAQ during normal trading hours was $4.01 per Share. The Offer Price of $6.45 per share represents a premium of approximately 62.1% over the average closing price of the Shares for the 30 days prior to the public announcement of the Merger Agreement.
IF I ACCEPT THE OFFER, WHEN AND HOW WILL I GET PAID?
•
  If the conditions to the Offer as set forth in Section 13 are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $6.45 in cash without interest (and less any amounts required to be deducted and withheld under any applicable law) promptly following the Expiration Date (see Section 1 — “Terms of the Offer” and Section 2 — “Acceptance for Payment and Payment for Shares”).
WHAT IS THE TOP-UP OPTION AND WHEN COULD IT BE EXERCISED?
•
  The Company has granted Purchaser an irrevocable option (the “Top-Up Option”), exercisable from and after the date and time at which Purchaser first accepts for payment Shares tendered in the Offer until the earlier of the effective date of the Merger or the termination of the Merger Agreement, to purchase up to that number of newly issued Shares (the “Top-Up Option Shares”) equal to the lesser of (i) the number of Shares that, when added to the number of Shares owned by Parent and Purchaser at the time of exercise, constitutes one Share more than the number of Shares necessary for Purchaser to be merged into the Company through a “short-form” merger pursuant to Section 302A.621 of the MBCA (after giving effect to the issuance of the Top-Up Option Shares) and (ii) the aggregate number of Shares that the Company is authorized to issue under its articles of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued or reserved for issuance) at the time of exercise of the Top-Up Option, in each case, for consideration per Top-Up Option Share equal to the Offer Price. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect such a “short-form” merger pursuant to Section 302A.621 of the MBCA without the need for a meeting of holders of Shares at a time when the approval of the Merger at any meeting of the Company’s shareholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer (see Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements” and Section 15 — “Certain Legal Matters”).
HOW WILL MY OUTSTANDING COMPANY OPTIONS AND RESTRICTED STOCK UNITS BE TREATED IN THE OFFER AND THE MERGER?
•
  The Merger Agreement provides for the treatment of outstanding stock options pursuant to the Company’s: (i) 2000 Non-Qualified Stock Option Plan, (ii) 2004 Equity Incentive Plan, (iii) 1996 Stock Option Plan for Non-Employee Directors, (iv) the 1999 Stock Option Plan and (v) 2009 Equity Incentive Plan (each, “Company Option”).
•
  With respect to each Company Option issued under the 2000 Non-Qualified Stock Option Plan (a “2000 Option”) and the 2004 Equity Incentive Plan (a “2004 Option”) that is outstanding immediately prior to the Effective Time, (i) if the exercise price of any unvested or vested 2000 Option or 2004 Option is equal to or greater than the Offer Price, such 2000 Option or 2004 Option, as applicable, shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of any vested or unvested 2000 Option or 2004 Option is less than the Offer Price, such 2000 Option or 2004 Option, as applicable, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share payable under such Company Option multiplied by (b) the number of Shares subject to such Company Option, as applicable.
•
  With respect to each Company Option issued under the 1996 Stock Option Plan for Non-Employee Directors for which an option cancellation agreement was signed by the holder thereof (a “1996 Option”), the 1999 Stock Option Plan for which an option cancellation agreement was signed by the holder thereof (a “1999 Option”), and the 2009 Equity Incentive Plan (a “2009 Option”) that is outstanding immediately prior to the earlier of the Acceptance Time or the Effective Time, (i) if the exercise price of any vested or unvested 1996 Option, 1999 Option, or 2009 Option is equal to or greater than the Offer Price, such 1996 Option, 1999 Option, or 2009 Option, as applicable, will be cancelled as of immediately prior to the earlier of the Acceptance

Time or the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of any vested or unvested 1996 Option, 1999 Option, or 2009 Option is less than the Offer Price, such 1996 Option, 1999 Option, or 2009 Option, as applicable, shall terminate and be cancelled as of immediately prior to the earlier of the Acceptance Time or the Effective Time in exchange for the right to receive an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share payable under such Company Option multiplied by (b) the number of Shares subject to such Company Option, as applicable. The Company Board will terminate each of the 2000 Non-Qualified Stock Option Plan, 2004 Equity Incentive Plan, 1996 Stock Option Plan for Non-Employee Directors, the 1999 Stock Option Plan and 2009 Equity Incentive Plan effective as of the Effective Time.
•
  The Merger Agreement provides that as of the earlier of the Acceptance Time or the Effective Time, each Restricted Stock Unit (as defined in the Merger Agreement) that is outstanding immediately prior to the earlier of the Acceptance Time or the Effective Time, whether vested or unvested, will terminate and be canceled in exchange for the right to receive from the Company, as soon as practicable following the earlier of the Acceptance Time or the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the Offer Price and (b) the number of Shares subject to the applicable Restricted Stock Unit award.
WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER AND THE MERGER?
•
  The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a shareholder whose Shares are sold pursuant to the Offer or exchanged for cash pursuant to the Merger will recognize gain or loss equal to the difference, if any, between the amount of cash received and the shareholder’s adjusted tax basis in the Shares sold or exchanged. Shareholders are urged to consult their tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger (see Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger”).
WILL I HAVE THE RIGHT TO HAVE MY SHARES APPRAISED?
•
  You will not have dissenters’ rights in the Offer. However, if the Merger takes place, shareholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements may have dissenters’ rights under the MBCA (see Section 15 — “Certain Legal Matters”).
The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any available dissenters’ rights and is qualified in its entirety by reference to Minnesota law, including without limitation the MBCA.
WITH WHOM MAY I TALK IF I HAVE QUESTIONS ABOUT THE OFFER?
•
  You can call Alliance Advisors, L.L.C., the information agent, toll-free at 1-855-325-6670. See the back cover of this Offer to Purchase.

To All Holders of Shares of
ANALYSTS INTERNATIONAL CORPORATION
INTRODUCTION
American CyberSystems, Inc., a Georgia corporation (“Parent”) and ACS Merger Corp., a Minnesota corporation and a wholly-owned subsidiary of Parent (“Purchaser” and, together with Parent, the “Offerors”), are offering to purchase all outstanding shares of common stock, par value $0.10 per share (“Shares”), of Analysts International Corporation, a Minnesota corporation (the “Company”), at a price of $6.45 per Share, net to the seller in cash (less any required withholding taxes and without interest) (the “Offer Price”), upon the terms and subject to the conditions set forth in this Offer to Purchase (together with any amendments or supplements hereto, this “Offer to Purchase”) and in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal” and, together with this Offer to Purchase, the “Offer”). The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of August 27, 2013 (together with any amendments or supplements thereto, the “Merger Agreement”), among Parent, Purchaser and Company, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, or, at the election of Purchaser, after termination of the Offer and upon the satisfaction or waiver of certain conditions, Purchaser will be merged with and into the Company, with the Company continuing as the surviving corporation (the corporation, the “Surviving Corporation” and such merger, the “Merger”) and a wholly-owned subsidiary of Parent. Capitalized terms used, but not defined, herein shall have the respective meanings given to them in the Merger Agreement. Parent has agreed pursuant to the Merger Agreement to cause Purchaser to, upon the terms and subject to the conditions in this Offer to Purchase and the accompanying Letter of Transmittal, accept and pay for Shares validly tendered and not withdrawn in the Offer.
If your Shares are registered in your name and you tender directly to the Depositary (as defined below) you will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by us. If you hold your Shares through a broker, dealer, commercial bank, trust company or other nominee you should check with your broker or bank as to whether they charge any service fees. We will pay all charges and expenses of Wells Fargo Shareowner Services, the depositary for the Offer (the “Depositary”) and Alliance Advisors, L.L.C., the information agent for the Offer (the “Information Agent”).
The Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things, (a) there being validly tendered and not properly withdrawn a number of Shares that, together with the Shares beneficially owned by Parent and Purchaser, constitute at least 60% of the total number of the Fully Diluted Shares (as defined below) of the Company (the “Minimum Tender Condition”); (b) the receipt of proceeds by Parent (either directly or through the Purchaser) under a debt commitment letter from Fifth Third Bank, as lead arranger, and under debt commitment letters with each of Bank of America, N.A., First Tennessee Bank and Synovus Bank (each a “Debt Commitment Letter” and, collectively, the “Debt Commitment Letters”) (or the receipt of any alternative financing), or the receipt by Parent and Purchaser of confirmation from such financing sources (or alternative financing sources) that the financing (or alternative financing) will be available in an amount sufficient to consummate the Offer and the Merger on the terms set forth in the Debt Commitment Letters (or a new debt commitment letter for any alternative debt financing) (the “Financing Condition”); and (c) the absence of a “Company Material Adverse Effect,” which means subject to certain exceptions, no event, circumstance, change, occurrence or state of facts shall have occurred that has had or would reasonably be expected to have a materially adverse effect on the business, results of operations or financial condition of the Company. The Offer is also subject to other the other conditions described in Section 13 — “Conditions to the Offer.”
“Fully Diluted Shares” means all outstanding securities entitled to vote in the election of directors of the Company or on the adoption of the Merger Agreement and approval of the Merger, together with all such securities which the Company would be required or permitted to issue assuming the conversion, exercise or exchange of any then-outstanding warrants, options, benefit plans or obligations, securities or instruments convertible or exchangeable into, or rights exercisable for, such securities, whether or not then convertible, exchangeable or exercisable. The Company has informed the Purchaser that as of August 29, 2013, there were 5,117,627 Shares outstanding, 57,192 Shares issuable under restricted stock units and options outstanding to purchase 329,450 Shares.

The Offer will expire at 12:00 midnight, New York City time on September 30, 2013, unless the Offer is extended or earlier terminated. See Section 1 — “Terms of the Offer,” Section 13 — “Conditions to the Offer” and Section 15 — “Certain Legal Matters.”
After careful consideration, the Company’s board of directors (the “Company Board”) upon recommendation of a special committee composed of disinterested members of the Company’s Board formed in accordance with Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act (“MBCA”) (as the case may be), unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option (as defined below), including the consideration that would be payable for any Top-Up Option Shares (as defined below) are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares); and (c) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the plan of merger included in the Merger Agreement.
A more complete description of the Company Board’s reasons for authorizing and approving the Merger Agreement and recommending that holders of Shares accept the Offer and tender their Shares into the Offer and, if required, vote their Shares in favor of adopting the Merger Agreement, is set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”), which will be filed with the Commission in connection with the Offer and will be mailed to the Company shareholders with this Offer to Purchase and the Letter of Transmittal.
The Offer is being made in connection with the Merger Agreement, pursuant to which, after the completion of the Offer and the satisfaction or waiver of certain conditions, the Merger will be effected. At the effective time of the Merger (the date and time the Merger becomes effective, the “Effective Time”), each Share issued and outstanding immediately prior to the Effective Time (other than any (i) Shares owned by Parent, Purchaser or any other affiliate of Parent that is directly or indirectly wholly owned by the ultimate parent of Parent, (ii) Shares owned by the Company or any direct or indirect wholly-owned subsidiary of the Company and (iii) Shares held by the Company shareholders who properly demand and perfect dissenters’ rights under Minnesota law) will be canceled and will be converted automatically into the right to receive consideration equal to the Offer Price payable, without interest, to the holder of such Share, upon surrender of the certificate that formerly evidenced such Share or, with respect to uncertificated Shares, upon the receipt by the Depositary of an Agent’s Message (as defined below) relating to such Shares. The Merger Agreement is more fully described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Consummation of the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by holders of a majority of the outstanding Shares, including Purchaser and Parent, if required by applicable law. If the Minimum Tender Condition is satisfied and Purchaser accepts Shares for payment pursuant to the Offer, Purchaser will then have sufficient voting power to adopt the Merger Agreement without the vote in favor of the adoption of the Merger Agreement by any other holder of Shares. A vote of holders of Shares to adopt the Merger Agreement would not be required in the event the Merger is consummated pursuant to Section 302A.621 of the MBCA, which provides that, if a corporation owns at least 90% of the outstanding shares of each class and series of stock of a subsidiary corporation, the corporation holding such stock may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the shareholders of such other corporation (a “short-form merger”). Therefore, if Purchaser owns 90% or more of the outstanding Shares, under applicable law, Purchaser and Parent will be able to complete the Merger without any vote on the adoption of the Merger Agreement by the holders of Shares.
The Top-Up Option (as defined below) granted by the Company to Purchaser (see Section 11 — ‘‘Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements’’) is intended to expedite the timing of the completion of the Merger by permitting Purchaser to effect a short-form merger pursuant to applicable Minnesota law at a time when the approval of the Merger at a meeting of the Company shareholders would be assured because of Purchaser’s ownership of a majority of the Shares following completion of the Offer.

Upon the terms and subject to the conditions of the Merger Agreement, in the event that Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer (including through purchases during any subsequent offering period or through exercise of the Top-Up Option (see Section 11 — ‘‘Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements’’)), the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 302A.621 of the MBCA, as promptly as reasonably practicable after such acquisition, without a meeting of the shareholders of the Company. See Section 15 — “Certain Legal Matters.”
Shareholders who have not tendered their Shares and continue to own their Shares at the time of the Merger and fulfill certain other requirements of the MBCA will have dissenters’ rights in connection with the Merger. Shares issued pursuant to the Top-Up Option will not be considered in any statutory dissenters’ rights action. See Section 15 — “Certain Legal Matters.”
If we accept the Shares for payment pursuant to the Offer, under the Merger Agreement, we will become entitled to designate at least a majority of the members of the Company Board, subject to the right of the Company to designate at least two existing directors who were members of the Company Board on the date of the Merger Agreement, who will continue on the Company Board following the appointment of directors by Parent until the Effective Time of the Merger. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Certain material United States federal income tax consequences to U.S. Holders (as defined below) of the sale of the Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5 — “Certain U.S. Federal Income Tax Consequences of the Offer and the Merger.”
If, between the date of the Merger Agreement and the date on which any particular Share is accepted for payment pursuant to the Offer, the outstanding Shares are changed into a different number or class of shares by reason of a reclassification, stock split (including a reverse stock split), stock dividend, distribution or division, recapitalization, merger, issuer tender offer or issuer exchange offer or other similar transaction, and such change was made in accordance with the terms and conditions of the Merger Agreement, the Offer Price will be appropriately adjusted.
This Offer to Purchase and the related Letter of Transmittal contain important information and both documents should be read carefully and in their entirety before any decision is made with respect to the Offer.
The Company has agreed to provide Parent with the Company’s shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing.

THE OFFER
1.
  Terms of the Offer
Upon the terms and subject to the prior satisfaction or waiver of the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), we will accept for payment, purchase and pay for all Shares validly tendered prior to the expiration time of the Offer, and not properly withdrawn in accordance with the procedures set forth in Section 4 — “Withdrawal Rights.”
The Offer is conditioned upon the satisfaction of the Minimum Tender Condition, the Financing Condition and the other conditions described in Section 13 — “Conditions to the Offer.” We may terminate the Offer without purchasing any Shares if certain events described in Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements — Summary of the Merger Agreement — Termination of the Merger Agreement” occur.
To the extent permitted by the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and other applicable law we expressly reserve the right to waive any condition and to make any other changes to the terms and conditions of the Offer. However, pursuant to the Merger Agreement, we have agreed that we will not, without the prior written consent of the Company:
(1)
  decrease the Offer Price;
(2)
  change the form of consideration payable in the Offer;
(3)
  decrease the number of Shares sought in the Offer;
(4)
  impose conditions to the Offer in addition to the Offer Conditions (as defined below);
(5)
  amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares;
(6)
  change or waive the Minimum Tender Condition;
(7)
  extend or otherwise change the Expiration Date (as defined below) other than as required or permitted by the Merger Agreement; or
(8)
  otherwise amend or modify any terms of the Offer in a manner that adversely affects the holders of Shares.
We may increase the amount of cash constituting the Offer Price without the consent of the Company. If, on or before the expiration time of the Offer, we increase the consideration being paid for Shares accepted for payment in the Offer, this increased consideration will be paid to all shareholders whose Shares are purchased in the Offer, whether or not their Shares were tendered before the announcement of the increase in consideration.
The Offer is initially scheduled to expire at 12:00 midnight, New York City time, at the end of September 30, 2013, twenty (20) business days following the date of the commencement of the Offer (together with such subsequent time to which the expiration of the Offer is extended in accordance with the Merger Agreement, the “Expiration Date”).
We will extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff or the NASDAQ Stock Market LLC applicable to the Offer. In addition, if on any then-scheduled Expiration Date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or, to the extent permitted, waived, we may, in our sole discretion, extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the outside date agreed by the parties in the Merger Agreement, which, if Parent and Purchaser do not elect to cause the Offer to be terminated is on or before November 22, 2013, or, if Parent and Purchaser elect to cause the Offer to be terminated and the Company to file a proxy statement with the Commission, is on or before the date that is 90 days after the date Parent or Purchaser elects to cause the Offer to be terminated (either such date, the “Outside Date”), the length of each such period to be determined by us in our sole discretion, until the Expiration Date on which all of the conditions to the

Offer have been satisfied or, to the extent permitted, waived. In addition, we may extend the Offer for one or more consecutive increments of up to five business days each if we have waived the Financing Condition, all other Offer Conditions have been satisfied or waived, and the financing commitments have not yet been received by us and the lenders have not yet confirmed in writing that the financing commitments to be received will be delivered prior to the date we anticipate making our initial payment of the Shares and in an amount sufficient to finance the Offer and the Merger. Also, we may extend the Offer for one period up to five business days if the Financing Condition has been satisfied or waived less than five business days prior to the then-scheduled Expiration Date and all other Offer Conditions have been satisfied or waived.
We may also extend the period of time at the request of the Company if certain conditions are met. If, on any then-scheduled Expiration Date, any condition to the Offer shall have, and is continuing to occur (excluding the Minimum Tender Condition and the Financing Condition), but is capable of being cured prior to the Outside Date, then at the request of the Company, we shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion. Also, if on any then-scheduled Expiration Date of the Offer, including following a prior extension, the Financing Condition or the Minimum Tender Condition has not been satisfied, and no other condition to the Offer has occurred and is continuing or, to the extent permitted, waived, by Parent, then at the request of the Company, we shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.
There can be no assurance that we will be required or permitted under the Merger Agreement to extend the Offer. During any extension of the initial offering period pursuant to the paragraphs above, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to withdrawal rights. See Section 4 — “Withdrawal Rights.”
In addition to the foregoing, Purchaser has certain rights to terminate the Offer on and after October 31, 2013 in the event that any Offer Condition shall not have been satisfied or waived, as applicable. Further, the Purchaser has the right to elect to cause the Company to file a proxy statement or an information statement with the Commission relating to a meeting of the Company’s shareholders to approve the Merger Agreement and the Merger, before consummation of the Offer, such rights being exercisable on the terms and conditions set forth in the Merger Agreement. In the event of such election, the Company will, as promptly as practicable after our initial acceptance of payment of the Share or, at the election of Parent, any expiration time of the Offer occurring on or after October 31, 2013, set a record date, call, give notice of, convene and hold a special meeting of the Company shareholders to consider and vote upon the adoption and approval of the Merger Agreement and the Merger (the “Shareholders Meeting”). Subject to the terms of the Merger Agreement, the Company Board will recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Merger Agreement.
In the event the Merger Agreement is terminated prior to the then-scheduled Expiration Time of the Offer, we have agreed to promptly irrevocably and unconditionally terminate the Offer. See Section 11 — “Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements.”
Unless the Merger Agreement or the Offer is terminated in accordance with its terms, and if certain conditions are met, we may in our sole discretion commence a subsequent offering period and one or more extensions of such period (as provided in Rule 14d-11 under the Exchange Act) after the date and time at which the Shares are first accepted for payment in the Offer. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.
If we provide a subsequent offering period, tendering shareholders will not have withdrawal rights. A subsequent offering period is not an extension of the Offer, which already will have been completed. A subsequent offering period, if there is one, would occur after we have accepted, and become obligated to pay for, all Shares that were properly tendered and not withdrawn by the time the initial offering period

(including any extensions) expires. If we elect to provide a subsequent offering period, a public announcement of such election will be made no later than 9:00 a.m., New York City time, on the next business day following the expiration time of the Offer. We will promptly purchase and pay for any Shares tendered during the subsequent offering period at the same price paid in the Offer.
If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer, in each case, if and to the extent required by Rules 14d-4(d), 14d-6(c) and l4e-1 under the Exchange Act or otherwise. The minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or the information concerning the tender offer, other than a change in the consideration offered or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. With respect to a change in the consideration offered or a change in the percentage of securities sought, a tender offer generally must remain open for a minimum of ten business days following such change to allow for adequate disclosure to shareholders.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, not to accept for payment any Shares if, at the expiration time of the Offer, any of the conditions to the Offer set forth in Section 13 — “Conditions to the Offer” have not been satisfied. Under certain circumstances, Parent and Purchaser may terminate the Merger Agreement and the Offer.
We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Commission, to delay acceptance of Shares and to delay payment for Shares as specified in Section 15 — ‘‘Certain Legal Matters.’’ See Sections 13 and 15 — “Conditions to the Offer” and “Certain Legal Matters,” without prejudice to our rights set forth in Section 13 — “Conditions to the Offer.” Our reservation of the right to delay the acceptance of, or payment for, Shares is subject to the provisions of Rule 14e-1(c) under the Exchange Act, which requires that we pay the consideration offered or return Shares deposited by or on behalf of tendering shareholders promptly after the termination of the Offer.
Any extension, waiver or amendment of the Offer, or delay in acceptance for payment or payment, or termination of the Offer will be followed, as promptly as practicable, by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration time of the Offer in accordance with the public announcement requirements of Rules 14d-4(d), 14d-6(c) and l4e-1(d) under the Exchange Act. Without limiting our obligation under such rules or the manner in which we may choose to make any public announcement, we currently intend to make announcements by issuing a press release and making any appropriate filing with the Commission.
The Company has agreed to provide us with its list of shareholders and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.
2.
  Acceptance for Payment and Payment for Shares
Upon the terms and subject to the conditions to the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), promptly after the expiration time of the Offer, we will accept for payment, purchase and pay for, all Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer (and will accept for payment and pay for all Shares validly tendered in any subsequent offering period promptly after each Share is tendered). In addition, subject to the terms and conditions of the Merger Agreement and the applicable rules of the Commission, we reserve the right to delay acceptance for payment of, or payment for, Shares, pending receipt of any regulatory or governmental approvals specified in Section 15 — “Certain Legal Matters.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates representing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” (b) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal or any other customary documents required by the Depositary. See Section 3 — “Procedures for Tendering Shares.”
For purposes of the Offer, we will be deemed to have accepted for payment and thereby purchased Shares validly tendered, and not properly withdrawn, prior to the expiration time of the Offer if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions to the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering shareholders for purposes of receiving payments from us and transmitting such payments to the tendering shareholders. Under no circumstances will interest be paid on the Offer Price for Shares, regardless of any extension of the Offer or any delay in payment for Shares.
If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for these unpurchased Shares will be returned (or new certificates for the Shares not tendered will be sent), without expense to the tendering shareholder (or, in the case of Shares tendered by book-entry transfer into the Depositary’s account at DTC pursuant to the procedures set forth in Section 3 — “Procedures for Tendering Shares,” these Shares will be credited to an account maintained with DTC) promptly following expiration or termination of the Offer.
3.
  Procedures for Tendering Shares
Valid Tender of Shares.   Except as set forth below, to validly tender Shares pursuant to the Offer, (a) a properly completed and duly executed Letter of Transmittal (or a manually executed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, or an Agent’s Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the expiration time of the Offer and either (x) certificates representing Shares tendered must be delivered to the Depositary or (y) these Shares must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the Depositary (which confirmation must include an Agent’s Message if the tendering shareholder has not delivered a Letter of Transmittal), in each case, prior to the expiration time of the Offer, or (b) the tendering shareholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation (as defined below), which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant.
Book-Entry Transfer.   The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s systems may make a book-entry transfer of Shares by causing DTC to transfer the Shares into the Depositary’s account in accordance with DTC’s procedures for the transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase by the expiration time of the Offer, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

Delivery of documents to DTC in accordance with DTC’s procedures does not constitute delivery to the Depositary.
Signature Guarantees and Stock Powers.   Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association, Inc., including any of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program and the Stock Exchanges Medallion Program or an “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered owner(s) (which term, for purposes of this section, includes any participant in any of DTC’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered owner has not completed the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered owner of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name or names of the registered owner(s) or holder(s) appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 of the Letter of Transmittal.
If certificates representing Shares are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or facsimile) must accompany each delivery of certificates.
Guaranteed Delivery.   A shareholder who desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available and cannot be delivered to the Depositary prior to the expiration time of the Offer, or who cannot complete the procedure for book-entry transfer prior to the expiration time of the Offer, or who cannot deliver all required documents to the Depositary prior to the expiration time of the Offer, may tender such Shares by satisfying all of the requirements set forth below:
•
  such tender is made by or through an Eligible Institution;
•
  a properly completed and duly executed notice of guaranteed delivery (the “Notice of Guaranteed Delivery”), substantially in the form provided by Purchaser, is received by the Depositary (as provided below) prior to the expiration time of the Offer; and
•
  the certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A “trading day” is any day on which NASDAQ Global Market (“NASDAQ”) is open for business.
The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.
THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH DTC, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF THIS DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Other Requirements.   Notwithstanding any provision of the Merger Agreement, we will pay for Shares validly tendered pursuant to the Offer, and not properly withdrawn, prior to the expiration time of the Offer only after timely receipt by the Depositary of (a) certificates for (or a timely Book-Entry Confirmation with respect to) these Shares, (b) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will we pay interest on the purchase price of Shares, regardless of any extension of the Offer or any delay in making such payment.
Binding Agreement.   Our acceptance for payment of Shares tendered pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and us upon the terms and subject to the conditions to the Offer.
Appointment as Proxy.   By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message in lieu of a Letter of Transmittal), the tendering shareholder irrevocably appoints our designees as such shareholder’s proxies, each with full power of substitution, to the full extent of such shareholder’s rights with respect to the Shares tendered by such shareholder and accepted for payment by us and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of the Merger Agreement. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, we accept for payment Shares tendered by such shareholder as provided herein. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such shareholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). Our designees will, with respect to the Shares or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such shareholder as they, in their sole discretion, may deem proper at any annual, special, adjourned or postponed meeting of the shareholders of the Company or otherwise. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our payment for such Shares we must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Shares and other securities, including voting at any meeting of shareholders concerning any matter.
Determination of Validity.   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by us in our sole and absolute discretion, which determination will be final and binding. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of or payment for which may, in our opinion, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular shareholder whether or not similar defects or irregularities are waived in the case of any other shareholder. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Our interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto and any other documents related to the Offer) will be final and binding.
Backup Withholding.   In order to avoid “backup withholding” at the applicable rate on payments of cash pursuant to the Offer or the Merger, a shareholder that is a “U.S. person” (as defined in the instructions to the IRS Form W-9 provided with the Letter of Transmittal) surrendering Shares in the Offer or the Merger must, unless an exemption applies, provide the Depositary with such shareholder’s correct taxpayer identification number (“TIN”) on an IRS Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications. If a shareholder does not provide such shareholder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such shareholder, and payment of cash to such shareholder pursuant to the Offer or the Merger may be subject to backup withholding at the applicable rate. All shareholders that are U.S.

persons surrendering Shares pursuant to the Offer or the Merger should complete and sign the IRS Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to us and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders should complete and sign an appropriate IRS Form W-8 (instead of an IRS Form W-9) in order to avoid backup withholding. The various IRS Forms W-8 may be obtained from the Depositary or at http://www.irs.gov.
4.
  Withdrawal Rights
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. However, a shareholder may withdraw Shares tendered pursuant to the Offer at any time prior to the expiration time of the Offer as explained below.
For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 3 — “Procedures for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Shares. If certificates representing the Shares have been delivered or otherwise identified to the Depositary, the name of the registered owner and the serial numbers shown on such certificates must also be furnished to the Depositary prior to the physical release of such certificates.
All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination will be final and binding. No withdrawal of Shares will be deemed to have been properly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures for tendering Shares described in Section 3 — “Procedures for Tendering Shares” at any time prior to the expiration time of the Offer.
If we extend the Offer, delay our acceptance for payment of Shares, or we are unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to our rights under the Offer, the Depositary may nevertheless, on our behalf, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering shareholders exercise withdrawal rights as described in this Section 4 prior to the expiration time of the Offer or as otherwise required by Rule 14e-1(c) under the Exchange Act.
In the event we provide a subsequent offering period following the Offer, no withdrawal rights will apply to Shares tendered during such subsequent offering period or to Shares tendered in the Offer and accepted for payment.
5.
  Certain U.S. Federal Income Tax Consequences of the Offer and the Merger
The following is a summary of certain of the United States federal income tax consequences of the Offer and the Merger to U.S. Holders (as defined below) whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable treasury regulations and administrative and judicial interpretations thereunder, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the Offer or the Merger or that any such contrary position would not be sustained by a court.

This summary is limited to U.S. Holders who hold Shares as capital assets (generally, property held for investment purposes). In addition, this summary does not address tax considerations that may be applicable to a U.S. Holder’s particular circumstances or to U.S. Holders that may be subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, S corporations, partnerships and other pass-through entities, trusts, shareholders liable for the alternative minimum tax, traders who elect to apply a mark-to-market method of accounting, U.S. expatriates, “controlled foreign corporations” or “passive foreign investment companies” and tax-exempt organizations), persons that own or have owned more than five percent of any class of shares by vote or by value (whether actually or constructively), dissenting shareholders or U.S. Holders who acquired Shares in connection with stock options, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for United States federal income tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those discussed below. This summary does not address holders of restricted stock, holders of options to purchase the Company’s Shares or holders of restricted stock units. In addition, this summary does not address any United States federal estate or gift tax consequences, nor any state, local or non-U.S. tax consequences, of the Offer and the Merger.
For purposes of this summary, a “U.S. Holder” is a shareholder of the Company that is, for United States federal income tax purposes, (i) an individual citizen or resident of the United States; (ii) a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, or any state or political subdivision thereof; (iii) an estate, the income of which is subject to United States federal income tax regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (B) that has validly elected to be treated as a U.S. person for United States federal income tax purposes.
If a partnership (or other entity taxed as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a partner in such partnership generally will depend upon the status of the partner and the activities of the partnership. Accordingly, partnerships that hold Shares and partners in such partnerships are urged to consult their tax advisors regarding the specific United States federal income tax consequences to them of the Offer and the Merger.
This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer and the Merger. We urge you to consult your own tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer and the Merger to you.
Effect of the Offer and the Merger
The receipt of cash in exchange for Shares in the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder who receives cash in exchange for Shares in connection with the Offer or the Merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and such U.S. Holder’s adjusted tax basis in the Shares surrendered. Any such gain or loss would be long-term capital gain or loss if the holding period for the Shares exceeded one year. For non-corporate taxpayers, long-term capital gains are generally taxable at a reduced rate. The deductibility of net capital losses is subject to certain limitations. Gain or loss must be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Offer or the Merger.
Information Reporting and Backup Withholding
Payments made to a noncorporate U.S. Holder in connection with the Offer or the Merger generally will be subject to information reporting and may be subject to “backup withholding”. See Section 3  —  Procedures for Tendering Shares — Backup Withholding” of this Offer.
Backup withholding generally applies if a U.S. Holder (i) fails to provide an accurate taxpayer identification number or (ii) in certain circumstances, fails to comply with applicable certification requirements. A Non-United States Holder generally will be exempt from information reporting and backup withholding if it certifies on an appropriate Internal Revenue Service Form W-8 that it is not a U.S. person, or otherwise establishes an exemption in a manner satisfactory to the Depositary.
Backup withholding is not an additional tax and may be refunded by the Internal Revenue Service to the extent it results in an overpayment of tax. Certain persons generally are entitled to exemption from information reporting and backup withholding, including corporations. Certain penalties apply for failure to provide correct information and for failure to include reportable payments in income. Each holder should consult with his or her own tax advisor as to his or her qualification for exemption from backup withholding and the procedure for obtaining such exemption. Tendering U.S. Holders should be able to prevent backup withholding by completing the Form W-9 that is included in the Letter of Transmittal or, in the case of Non-United States Holders, an appropriate Form W-8.
6.
  Price Range of Shares; Dividends
According to the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, the Shares are traded on NASDAQ under the symbol “ANLY.” The following table sets forth, for the periods indicated, the high and low closing prices per Share on NASDAQ as reported in published financial sources and the Company’s prior filings with the Commission.

	High	Low
Fiscal Year Ended December 31, 2011:
First Quarter	$5.00	$2.40
Second Quarter	$4.50	$3.09
Third Quarter	$3.71	$2.54
Fourth Quarter	$5.94	$2.93
Fiscal Year Ended December 29, 2012:
First Quarter	$7.30	$5.15
Second Quarter	$5.53	$3.66
Third Quarter	$4.40	$3.50
Fourth Quarter	$4.08	$2.74
Current Fiscal Year
First Quarter	$3.96	$3.17
Second Quarter	$4.19	$3.32
Third Quarter (through August 29, 2013)	$6.38	$3.83
Third Quarter (through August 27, 2013, before announcement)	$4.09	$3.83
On August 27, 2013, the last full trading day prior to the announcement of execution of the Merger Agreement by Parent and the Company, the last reported closing price per Share on NASDAQ during normal trading hours was $4.01 per Share. The Offer Price represents an approximately 61% premium to the trading price at which the Shares closed on August 27, 2013. On August 30, 2012, the last full trading day prior to commencement of the Offer, the last reported closing price per Share on NASDAQ during normal trading hours was $6.39.
The Company has not declared or paid a dividend during the last five fiscal years and stated that it has no intention of paying or declaring a dividend. In the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, the Company indicated that it will continue to retain its earnings for use in its business and it did not anticipate paying dividends on Shares in the foreseeable future. Additionally, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of Parent. See Section 14 — “Dividends and Distributions.” Shareholders are urged to obtain a current market quotation for the Shares.
7.
  Possible Effects of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration and Margin Regulations
Possible Effects of the Offer on the Market for the Shares.   The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by the public. The purchase of Shares pursuant to the Offer can also be expected to reduce the number of holders of Shares. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be the same, greater or less than the Offer Price.
NASDAQ Listing.   Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements for continued listing on NASDAQ. According to the published guidelines of The NASDAQ Stock Market LLC, NASDAQ would consider disqualifying the Shares for listing on NASDAQ if, among other possible grounds, (a) the total number of holders of record and holders of beneficial interest, taken together, in Shares falls below 400, (b) the bid price for a Share over a 30 consecutive business day period is less than $1.00, or (c)(i) the Company has shareholders’ equity of less than $10 million, the number of publicly held Shares falls below 750,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $5 million or there are fewer than two active and registered market makers in the Shares over a ten consecutive business day period, (ii) the number of publicly-held Shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the market value of the Company’s listed securities is less than $50 million over a ten consecutive business day period, or (iii) the number of publicly-held shares falls below 1,100,000, the market value of publicly held Shares over a 30 consecutive business day period is less than $15 million, there are fewer than four active and registered market makers in the Shares over a ten consecutive business day period, or the Company’s total assets and total revenue is less than $50 million each for the most recently completed fiscal year (or in two of the last three fiscal years). Shares held by officers or directors of the Company, or by any beneficial owner of more than 10 percent of the Shares, will not be considered as being publicly-held for this purpose. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares are either no longer eligible for NASDAQ or are delisted from NASDAQ altogether, the market for Shares will be adversely affected.
Trading in the Shares will cease upon consummation of the Merger if trading has not ceased earlier, as discussed above.
Exchange Act Registration.   The Shares currently are registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by the Company upon application to the Commission if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares.
We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer if the requirements for termination of registration are met. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with shareholders’ meetings or actions in lieu of a shareholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to shareholders) no longer applicable with respect to the Shares. In addition, if the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 with respect to “going private” transactions would no longer be applicable to the Company. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for continued inclusion on the Board of Governors’ of the Federal Reserve System’s (the “Federal Reserve Board”) list of “margin securities” or eligible for stock exchange listing.
If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.
Margin Regulations.   The Shares are currently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.
8.
  Certain Information Concerning the Company
The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2012, and is qualified in its entirety by reference to such report.
Company Information
The Company is a Minnesota corporation with its principal office located at 7700 France Avenue South, Suite 200, Minneapolis, MN 55435 and its telephone number is (952) 835-5900.
General.   The Company is a national information technology (“IT”) services company. The Company employs approximately 900 IT professionals, management and administrative staff and is focused on serving the IT needs of mid-market to Fortune 500 companies and government agencies across North America. The Company was incorporated in Minnesota in 1966 and its corporate headquarters are located in Minneapolis, Minnesota. From IT staffing to project based solutions, the Company provides a broad range of services designed to help businesses and government agencies drive value, control costs and deliver on the promise of a more efficient and productive enterprise. The Company delivers its IT services across a broad spectrum of industries. The Company utilizes a branch-based model, staffed with account executives and recruiters serving both local and national accounts. The Company’s consultants are primarily located at various client sites throughout North America.
Available Information.   The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the Commission relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference room at the Commission’s office at 100 F Street, NE, Washington, DC 20549. Copies may be obtained by mail, upon payment of the Commission’s customary charges, by writing to its principal office at 100 F Street, NE, Washington, DC 20549. Further information on the operation of the Commission’s Public Reference Room in Washington, DC can be obtained by calling the Commission at 1-800-SEC-0330. The Commission also maintains an Internet web site that contains reports, proxy statements and other information about issuers, such as the Company, who file electronically with the Commission. The address of that site is http://www.sec.gov. The Company also maintains an Internet website at http://www.analysts.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the Commission. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.
Sources of Information.   Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase has been based upon publicly available documents and records on file with the Commission and other public sources. Although we have no knowledge that any such information contains any misstatements or omissions, none of Parent, Purchaser or any of their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information.
9.
  Certain Information Concerning Purchaser and Parent
Parent is a Georgia corporation. Its principal office is located at 2400 Meadowbrook Parkway, Duluth, GA 30096 and its telephone number is (770) 493-5588. Founded in 1998, Parent is a global information technology services company offering IT consulting and staffing services, systems integration and business solutions to organizations in a variety of industries for Fortune 1000 companies worldwide. Parent has three principal operating units – Comforce (staffing), Hiregenics (workforce management), and Cross USA (solutions). Parent’s corporate offices are in Duluth, Georgia and Parent has over 20 branch offices throughout the United States as well as offshore facilities for operational support. More information can be found about Parent at www.acsicorp.com.
Purchaser is a Minnesota corporation and a wholly-owned subsidiary of Parent. Purchaser was organized by Parent to acquire the Company and has not conducted any other activities since its organization. All outstanding shares of capital stock of Purchaser are owned by Parent. The principal office of Purchaser is located at the same address as Parent’s principal office listed above, and Purchaser’s telephone number at that address is the same telephone number as Parent’s telephone number listed above.
The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Purchaser and Parent are listed in Schedule A to this Offer to Purchase.
During the last ten years, none of Purchaser or Parent or, to the best knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase (i) has filed a petition under U.S. federal bankruptcy laws or any state insolvency law or had a received appointed to such designee’s property; (ii) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); (iii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws; or (iv) has been subject to any judgment, decree, or final order enjoining such designee from engaging in any type of business practice.
Except as described in this Offer to Purchase, none of Purchaser or Parent or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, or any associate or majority-owned subsidiary of Parent and Purchaser or any of the persons listed in Schedule A to this Offer to Purchase, beneficially owns any equity security of the Company, and none of Purchaser or Parent or, to the knowledge of Purchaser and Parent, any of the other persons or entities referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of the Company during the past 60 days.
Except as described in the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the Commission pursuant to Rule 14d-3 under the Exchange Act (the “Schedule TO”), of which this Offer to Purchase forms a part, (i) there have not been any contacts, transactions or negotiations between Purchaser or Parent, any of their respective subsidiaries or, to the knowledge of Purchaser and Parent, any of the persons listed in Schedule A to this Offer to Purchase, on the one hand, and the Company or any of its directors, officers or affiliates, on the other hand, that are required to be disclosed pursuant to the rules and regulations of the Commission and (ii) none of Purchaser and Parent or, to the knowledge of Purchaser and Parent, any of the persons listed on Schedule A to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company.
Shareholder Tender and Support Agreements
On August 27, 2013, Parent has entered into Tender and Support Agreements (the “Tender Agreements”) with all of the directors of the Company: (i) Brittany B. McKinney (also the president and CEO of the Company), (ii) Robert E. Woods, (iii) Joseph T. Dunsmore, (iv) Krzysztof K. Burhardt, (v) Douglas C. Neve, (vi) Brigid A. Bonner and (vii) Galen G. Johnson (collectively, the “Tender Stockholders”). As of the date of the Tender Agreements, the Tender Stockholders collectively owned, directly or indirectly, 165,509 Shares, or approximately 3.23% of the total outstanding Shares.
The following is a summary of certain provisions of the Tender Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreements, copies of which are filed with the Commission as Exhibits (d)(9), (d)(10), (d)(11), (d)(12),

(d)(13), (d)(14) and (d)(15) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender Agreements. The Tender Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.
Pursuant to the Tender Agreements, the Tender Stockholders have agreed, among other things, to (i) tender their Shares in the Offer within ten (10) business days after commencement of the Offer; (ii) vote all of their Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated therein; (iii) vote all of their Shares against any alternative business combination transaction; and (iv) refrain from taking certain actions that could delay, prevent or frustrate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each of the Tender Stockholders also agreed that, subject to limited exceptions, the Tender Stockholder will not transfer or agree to transfer any of the shareholder’s Shares, other than with Parent’s prior written consent, or grant any proxy or power-of-attorney, deposit into a voting trust or enter into any voting agreement with respect to those Shares other than pursuant to the Tender Agreements.
In addition, the Tender Stockholders have appointed Parent, or any nominee of Parent, with full power of substitution, as their true and lawful attorney and irrevocable proxy to vote the Shares at every meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and any other action of the Company stockholders requested in furtherance thereof, (ii) against any action that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal. The Tender Agreements also provide that the proxy given to Parent is irrevocable and coupled with an interest and that any proxy previously granted by the Tender Stockholders with respect to the Shares is revoked. Pursuant to the authority granted under the irrevocable proxy, Parent may vote the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for any Stockholder.
The Tender Agreements contain customary representations, warranties, covenants and agreements. The Tender Agreements each provide that it will terminate automatically upon the earliest to occur of, (i) the Effective Time, (ii) termination of the Merger Agreement, (iii) the termination of this Agreement by written notice from Parent to the Tender Shareholders, (iv) the termination of the Offer or any amendment, modification, change or waiver to the terms of the Offer that results in any decrease in the Offer Price or any change in the form of consideration to be used to purchase Shares or (v) a Change of Recommendation. If the Tender Agreements are terminated in accordance with its terms, Parent shall cause the Depository to return all tendered Shares to the Tender Stockholders promptly.
10.
  Background of the Offer; Contacts with the Company
Background of the Offer and the Merger; Past Contacts or Negotiations between Parent and the Company
The information set forth below regarding the Company was provided by the Company, and none of Parent, Purchaser or any of their respective affiliates takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate. The information set forth below contains a description of contacts between representatives of Parent and representatives of the Company that resulted in the execution of the Merger Agreement. For a review of the Company’s activities relating to these contacts, please refer to the Company’s Schedule 14D-9 being mailed to shareholders with this Offer to Purchase.
On December 11, 2012, the Company Board held a regularly scheduled meeting at which the Company Board discussed the Company’s strategic and operating plans for 2013. In light of the challenges facing the Company, the unsolicited preliminary inquiries relating to a possible business-combination transaction, and the views of the Company’s significant shareholders, the Company Board appointed a special committee of the Company Board (the “Special Committee”), comprised of the five independent directors, for the purpose of evaluating strategic alternatives that could enhance shareholder value. The chairman of the Board, Doug Neve, was appointed chairman of the Special Committee.

On December 21, 2012, the Special Committee met to consider the engagement of independent legal counsel to the committee, based on interviews of three firms recently conducted on the committee’s behalf by Mr. Neve and the Company’s acting general counsel, Robert Woods. At the conclusion of the meeting, the committee authorized the engagement of Faegre Baker Daniels LLP (“FaegreBD”) to serve as its legal counsel.
On January 4, 2013, the Special Committee met to discuss the challenges and opportunities facing the Company and the range of strategic options, including a sale of the Company, that the Company could take to increase shareholder value, including the risks, benefits, and timing of various options. At the conclusion of the meeting, the Special Committee determined to interview investment banking firms to serve as financial advisor to the committee. Members of the committee interviewed three such firms on January 14, 2013. At the conclusion of those interviews, the committee selected Cherry Tree & Associates, LLC (“Cherry Tree”) as its financial advisor. The Company, on behalf of the Special Committee, and Cherry Tree entered into an engagement letter related to the strategic-review process on January 18, 2013. At the conclusion of the strategic review process, the Special Committee approved moving forward with a process to actively explore the sale of the Company because the Special Committee determined that pursuing this approach had the greatest likelihood of creating the highest value for shareholders. The Company, on behalf of the Special Committee, and Cherry Tree entered into an engagement letter related to the sale exploration process on April 17, 2013 pursuant to which Cherry Tree was engaged as the exclusive financial advisor to the Company.
Between late April and early June, Cherry Tree contacted 81 potential strategic and financial buyers in North America, Europe, and Asia, including Parent. During that time, Cherry Tree and FaegreBD negotiated and entered into confidentiality agreements with 23 prospective bidders. With the exception of one entity, each entity that entered into a confidentiality agreement received a copy of the confidential offering memorandum. Cherry Tree first contacted Parent on April 24, 2013. The confidentiality agreement (as described below) between Parent and the Company was finalized and executed by Parent on April 30, 2013, and Cherry Tree sent Parent a copy of the offering memorandum on May 2, 2013.
The Company and Parent first entered into a confidentiality agreement as of April 30, 2013 (the “Original Confidentiality Agreement”). Pursuant to the Original Confidentiality Agreement, subject to certain exceptions, Parent agreed to keep confidential all written, electronic or oral data, analyses, notes, compilations, studies, reports, interpretations, forecasts, records, statements, documents and information of any kind concerning the Company and any of its affiliates and subsidiaries that the Company provided to Parent.
Between late April and early June, these prospective buyers conducted due diligence investigations of the Company based on materials posted to an electronic data room, together with telephonic meetings with Company management.
From June 11, 2013 to June 19, 2013, Cherry Tree received eight non-binding initial indications of interest, including from Parent for the acquisition of the Company. The per-share prices offered in those initial indications of interest ranged from $4.25 to $6.75. Parent’s initial indication of interest, submitted on June 11, 2013, proposed an acquisition price of $5.00 to $6.00 per share. Between June 12, 2013 and June 19, 2013, Cherry Tree contacted certain bidders, including Parent, encouraging them to raise their offer prices in order to advance to the next round of the process. On June 19, 2013, Parent submitted a revised indication of interest to acquire the Company at a per-share price of $6.00 to $6.50 per share. On June 19, 2013, the Company’s closing stock price was $4.16 per share.
The Company and Parent entered into a second confidentiality agreement as of June 11, 2013 (the “Revised Confidentiality Agreement”). Pursuant to the Revised Confidentiality Agreement, subject to certain exceptions, each of Parent and the Company agreed to keep confidential all written, electronic or oral data, analyses, notes, compilations, studies, reports, interpretations, forecasts, records, statements, documents and information of any kind concerning the other party and any of its affiliates and subsidiaries that Parent or the Company, as applicable, provided to the other party.
Parent agreed under the Revised Confidentiality Agreement not to solicit for employment any of the Company’s current or future employees for one year after the date of the Revised Confidentiality Agreement. In addition, Parent agreed, subject to certain exceptions, to a standstill provision pursuant to which Parent and its affiliates agreed not to take certain acquisition-related actions for one year after the date of the Revised Confidentiality Agreement, without being invited by the Company to do so.
On June 20, 2013, the Special Committee met with Cherry Tree and FaegreBD to evaluate the eight non-binding initial indications of interest that had been received. At the conclusion of the meeting, the committee authorized Cherry Tree to invite the five companies that had bid at least $6.00 per share, including Parent, to the next round of the sale process. Based on the Special Committee’s instructions, Cherry Tree requested that potential bidders submit definitive non-binding acquisition proposals, including comments to a proposed merger agreement drafted by FaegreBD, no later than August 1.
On August 1, 2013, the four remaining bidders submitted their definitive non-binding acquisition proposals. Three of the four bidders, including Parent, submitted detailed comments on the proposed merger agreement as part of their proposals. The per-share acquisition prices in these four definitive proposals ranged from $5.25 to $6.25 per share. Two of the bidders, including Parent, noted that their offer was contingent on obtaining necessary third-party financing. Parent’s definitive proposal on August 1, 2013 indicated a per-share acquisition price of $6.00 to $6.25 per share. The Company’s closing stock price on August 1, 2013 was $3.98 per share.
Between August 2, 2013 and August 6, 2013 Cherry Tree had price discussions with the two highest bidders — Parent and another strategic bidder. Parent had offered between $6.00 to $6.25 per share with a financing contingency, and the other bidder had offered $6.00 per share without such a condition. In addition, FaegreBD negotiated changes to the draft merger agreement with counsel to Parent during this time. Each of the bidders demanded a period of exclusive negotiations before committing additional time and resources to the proposed acquisition.
On August 5, 2013, the other bidder raised its proposal to $6.12 per share, again without the requirement of a financing contingency.
Between August 3, 2013 and August 6, 2013 Parent delivered revised proposals of $6.35 and then $6.45 per share, which Parent stated was the maximum amount that it was willing to pay to acquire the Company. Parent also agreed to several favorable changes to the draft merger agreement, including provisions designed to provide for greater certainty of closing, together with a lower termination fee should the Company Board or Special Committee change its recommendation of the Parent transaction or terminate the Parent transaction in order to accept an unsolicited superior offer and a reverse termination fee should Parent not be able to obtain the required financing. Parent also provided Cherry Tree with additional information regarding its financial condition and the sources and uses of its proposed financing. The Company’s closing stock price on August 6, 2013 was $4.02 per share.
On August 7, 2013, the Company and Parent entered into an exclusivity agreement (the “Exclusivity Agreement”) whereby, in consideration of the time, effort and money that Parent will be required to expend, the Company agreed that, for a period beginning as of the execution of the Exclusivity Agreement and ending on 5:00 p.m. Central Time on August 30, 2013, the Company would (i) cease any negotiations with respect to transactional alternatives to the Offer and the Merger, (ii) not solicit or facilitate the submission of constitute a competing transaction, (iii) not participate in any discussions or negotiations with any third party with respect to any competing transaction, (iv) not enter into any agreement, arrangement or understanding with any third party with respect to a competing transaction or (v) not otherwise cooperate in any way with, or assist or participate in, encourage or facilitate any effort or attempt by any third party to do or seek to do any of the foregoing. Upon the execution of the Merger Agreement, the Exclusivity Agreement was replaced by the non-solicitation provisions in the Merger Agreement. The above is a summary of certain provisions of the Exclusivity Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exclusivity Agreement, a copy of which is filed as Exhibit (e)(4) of the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Commission on September 3, 2013.
During the period between August 8 and August 27, Parent completed its due diligence investigation of the Company and FaegreBD and Parent’s counsel negotiated the definitive merger agreement. Cherry Tree and FaegreBD provided Mr. Neve and Ms. McKinney with periodic updates during this time regarding outstanding issues in the negotiations.

On August 26, Parent delivered copies of its signed financing commitment letters to Cherry Tree.
On August 27, 2013 the Special Committee and the full Company Board met with management, Cherry Tree, and FaegreBD to consider the proposed acquisition of the Company by Parent. Cherry Tree and FaegreBD reviewed the material terms and conditions of the definitive merger agreement, the support agreements, Parent’s financing commitment letters, and the proposed resolutions to be adopted. Cherry Tree reviewed its financial analysis of the $6.45 per-share consideration to be paid to Company shareholders pursuant to the Merger Agreement. Cherry Tree then rendered to the Special Committee Cherry Tree’s oral fairness opinion, which was confirmed by delivery of a written opinion dated the same day that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and limitations on the review undertaken as set forth in the opinion, the $6.45 per-share consideration to be received in the Offer and the Merger by holders of shares of the Company’s common stock is fair to such holders from a financial point of view. FaegreBD reviewed with the directors their fiduciary duties under Minnesota law.
Following these presentations, and after considering all of the factors that it deemed relevant, the Special Committee unanimously recommended that the Company Board approve the Merger Agreement and the transactions contemplated in the Merger Agreement. Promptly following the Special Committee’s action, the full Company Board met to act upon the Special Committee’s recommendation. Based upon that recommendation, and considering all of the factors that it deemed relevant, the Company Board unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable, fair to, and in the best interests of the Company and its shareholders, and unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement. Later on August 27, 2013, the parties finalized and entered into the Merger Agreement.
On the morning of August 28, 2013, Parent and the Company issued a joint press release announcing the transaction.
11.
  Purpose of the Offer and Plans for the Company; Summary of the Merger Agreement and Certain Other Agreements
Purpose of the Offer and Plans for the Company
The purpose of the Offer and the Merger is for Parent and its affiliates, through Purchaser, to acquire control of, and the entire equity interest in, the Company, so can leverage the Company’s strong brand recognition and strength in Midwest markets and several strategic accounts in the area of IT staffing and solutions. The purpose of the Merger is to acquire all of the issued and outstanding Shares not purchased in the Offer. The transaction structure includes the Merger to facilitate the acquisition of all of the issued and outstanding Shares.
Parent intends to maintain the Company as a wholly-owned operating subsidiary and maintain its brand. Pursuant to the Merger, Parent will acquire all of the stock of the Company not purchased pursuant to the Offer, the Top-Up Option or otherwise. Shareholders of the Company who sell their Shares in the Offer will cease to have any equity interest in the Company or any right to participate in its earnings and future growth. If the Merger is consummated, non-tendering shareholders also will no longer have an equity interest in the Company. On the other hand, after selling their Shares in the Offer or the subsequent Merger, shareholders of the Company will not bear the risk of any decrease in the value of the Company stock.
Assuming Purchaser purchases a majority of the outstanding Fully Diluted Shares pursuant to the Offer, Parent is entitled and currently intends to exercise its rights under the Merger Agreement to obtain pro rata representation on, and control of, the Company Board. See “Summary of the Merger Agreement — The Merger” below. The directors so designated by Parent will be chosen from a list of five persons, previously provided to the Company, as disclosed in the Information Statement which accompanies and is incorporated by reference into the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Commission on September 3, 2013.
At the Effective time of the Merger, the existing Articles of Incorporation and the existing Bylaws of the Company will be amended and restated in their entirety. The directors of Purchaser will become the directors of the Surviving Corporation and the officers of the Company will become the officers of the

Surviving Corporation, each until their respective successors are duly elected or appointed. See “Summary of the Merger Agreement — The Merger” below.
Parent and Purchaser have no current plans to make any material changes to the Company, including (1) liquidating or dissolving the Company after the Merger, (2) selling all or a substantial part of its assets, (3) moving its principal office out of Minnesota, (4) materially changing its management or policies of employment, (5) materially changing its charitable activities, (6) materially changing its relationships with suppliers or customers or the communities in which it operates, or (7) making any other material change in its operations, business, corporate structure, management or personnel. Based upon future circumstances, however, Parent and Purchaser’s plans may change with respect to the Company’s business, corporate structure, charter, bylaws, capitalization, board of directors and management and other operations. In addition, over time, the Company will get fully integrated with the rest of Parent and this will likely lead to some realignment of responsibilities as well as potential changes in leadership.
Except as disclosed in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction involving the Company or any of its subsidiaries, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of a material amount of assets, or any material changes in the Company’s capitalization, corporate structure or business. After the Merger, Parent may cause Purchaser to be transferred to one or more of its affiliates for internal structuring reasons, but no such transfer will affect Parent’s obligations under the Merger Agreement.
Summary of the Merger Agreement
The following is a summary of certain provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, and which is incorporated herein by reference. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.
The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent or Purchaser. Such information can be found elsewhere in this Offer to Purchase and in the other public filings the Company makes with the Commission, which are available without charge at http://www.sec.gov. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of the Company without considering the entirety of public disclosure about the Company as set forth in the Company’s filings with the Commission. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in this Offer to Purchase or in other public disclosures by the Company.
The Offer
The Merger Agreement provides for the commencement of the Offer by Purchaser. Purchaser’s obligation to accept for payment and to pay for any Shares that are tendered in the Offer is subject to the satisfaction or waiver, if permitted under the Merger Agreement, of each of the conditions to the Offer that are described in Section 13 — “Conditions to the Offer” (each, an “Offer Condition”). Purchaser expressly reserves the right to waive, in its sole discretion, in whole or in part, any Offer Condition or modify the terms of the Offer; provided, however, that except as provided by the Merger Agreement or previously approved the Company, Purchaser will not, subject to applicable Law: (i) decrease the Offer Price; (ii) change the form of consideration payable in the Offer; (iii) decrease the number of Shares sought in the Offer; (iv) impose conditions to the Offer in addition to the Offer Conditions; (v) amend or modify any of the Offer Conditions in a manner that adversely affects the holders of Shares; (vi) change or waive the Minimum Tender Condition; (vii) extend or otherwise change the Expiration Date other than as required or permitted by the Merger Agreement; or (viii) otherwise amend or modify any terms of the Offer in a manner that adversely affects the holders of Shares.
The Offer is initially scheduled to expire at 12:00 midnight, New York City time, at the end of September 30, 2013, twenty (20) business days following the date of the commencement of the Offer. If on any then-scheduled Expiration Date of the Offer, including following a prior extension, any condition to the Offer has not been satisfied or, to the extent permitted, waived, Purchaser (or Parent on its behalf) may, in its sole discretion, extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the outside date agreed by the parties in the Merger Agreement, which, if Parent and Purchaser do not elect to cause the Offer to be terminated is on or before November 22, 2013, or, if Parent and Purchaser elect to cause the Offer to be terminated and the Company to file a proxy statement with the Commission, is on or before the date that is 90 days after the date Parent or Purchaser elects to cause the Offer to be terminated (either such date, the “Outside Date”), the length of each such period to be determined by Purchaser (or by Parent on its behalf) in its sole discretion, until the Expiration Date on which all of the conditions to the Offer have been satisfied or, to the extent permitted, waived. In addition, Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Commission or its staff or the NASDAQ Stock Market LLC applicable to the Offer. If, on any then-scheduled Expiration Date, any condition to the Offer shall have, and is continuing to occur (excluding the Minimum Tender Condition and the Financing Condition), but is capable of being cured prior to the Outside Date, then at the request of the Company, Purchaser (or Parent on its behalf) shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion. If on any then-scheduled Expiration Date of the Offer, including following a prior extension, the Financing Condition or the Minimum Tender Condition has not been satisfied, and no other condition to the Offer has occurred and is continuing or, to the extent permitted, waived, by Parent, then at the request of the Company, Purchaser (or Parent on its behalf) shall extend the Offer on one or more occasions, in consecutive increments of up to 5 business days each, up to and including the Outside Date, the length of each such period to be determined by the Company in its sole discretion. We may, in our sole discretion, extend the Offer for one or more consecutive increments of up to five business days each if we have waived the Financing Condition, all other Offer Conditions have been satisfied or waived, and the financing commitments have not yet been received by us and the lenders have not yet confirmed in writing that the financing commitments to be received will be delivered prior to the date we anticipate making our initial payment of the Shares and in an amount sufficient to finance the Offer and the Merger. Purchaser may also extend the Offer for one period of up to five business days if the Financing Condition has been satisfied or waived less than five business days prior to the then-scheduled Expiration Date and all other Offer Conditions have been satisfied or waived. Offerors may provide a subsequent offering period in accordance with Rule 14d-11 under the Exchange Act if at such time there has not been validly tendered and not properly withdrawn Shares necessary to permit the Merger to be effected without a meeting of the Company’s shareholders. A subsequent offering period, if we include one, will be an additional period after we have accepted for payment and made payment for Shares in the Offer.
In addition to the foregoing, Purchaser has certain rights, on and after October 31, 2013 if any conditions to the Offer shall not have been satisfied or waived, as applicable, as of that date, to cause the Company to file a proxy statement with the Commission relating to a merger of Purchaser with and into the Company before consummation of the Offer and, three business days after the definitive proxy statement is filed with the Commission, terminate the Offer. Such rights are exercisable on the terms and conditions set forth in the Merger Agreement. In the event of such election, the Company will, as promptly as practicable, set a record date, call, give notice of, convene and hold a special meeting of the Company shareholders to consider and vote upon the adoption and approval of the Merger Agreement and the Merger. Subject to the terms of the Merger Agreement, the Company Board will recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Merger Agreement.

The Merger Agreement further provides that, on and subject to the conditions to the Offer, Purchaser will accept for payment all Shares that are validly tendered in the Offer and not withdrawn promptly after the expiration time of the Offer (as it may be extended or re-extended).
Appointment of Directors after Acceptance for Payment of Shares Tendered in the Offer
The Merger Agreement provides that, effective upon the date and time at which Purchaser first accepts Shares for payment (the “Acceptance Time”) and from time to time thereafter up to the Effective Time, subject to certain conditions, Purchaser will be entitled to designate the number of directors, rounded up to the next whole number, to the board of directors of the Company that is in the same proportion as the percentage of Shares then owned by Parent and Purchaser (after giving effect to the Shares purchased pursuant to the Offer), to the total number of Shares then outstanding, multiplied by the number of directors on the board of directors of the Company (giving effect to any increase in the number of directors pursuant to the terms of the Merger Agreement). The Company is required under the Merger Agreement to cause the individuals designated by Parent to be elected or appointed to the board of directors of the Company, including either by increasing the size of the board of directors of the Company or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by Parent to be elected or appointed to the board of directors of the Company, and to take all action necessary to cause the individuals so designated by Parent to constitute substantially the same percentage (rounding up where appropriate) as is on the board of directors of the Company on each committee of the board of directors of the Company to the fullest extent permitted by all applicable laws, including the rules of NASDAQ. Prior to the Effective Time, the board of directors of the Company shall include two directors who were members of the board of directors of the Company immediately prior to that appointment of designees of Parent (the “Continuing Directors”). In the event that one of the Continuing Directors no longer serves as a member of the board of directors of the Company, an individual who is not a current or former officer, director, employee or consultant of Parent or any of its subsidiaries (a “Parent Insider”) will be designated to fill any such vacancy by the remaining Continuing Director. If both of the Existing Directors no longer serve as members of the board of directors of the Company, the other directors on the board of directors of the Company shall designate and appoint two directors who are not Parent Insiders to fill such vacancies and they shall be deemed to be Continuing Directors.
The Merger Agreement provides that if Parent’s designees are elected to the board of directors, then approval of the Continuing Directors (or of the sole Continuing Director if there is only one then in office) will be required, prior to the Effective Time to: (i) amend, modify or terminate the Merger Agreement or agree or consent to such amendment, modification or termination of the Merger Agreement on behalf of the Company, (ii) extend the time for the performance of, or waive, any of the obligations of Parent or Purchaser under the Merger Agreement, (iii) exercise or waive any of the Company rights under the Merger Agreement, or (iv) amend or otherwise modify in any material respect the Company’s charter documents, in each case if such action would adversely affect, or reasonably would be expected to adversely affect, the holders of Shares (other than Parent or Purchaser). Such approval by the majority of the Continuing Directors (or the sole Continuing Director if there is only one then in office) will constitute the authorization of the full Company Board with respect to that approved action.
Top-Up Option
The Company has granted Purchaser an option that is irrevocable during the term of the Merger Agreement (the “Top-Up Option”) to purchase a number of Shares (the “Top-Up Option Shares”) equal to the number of Shares that, when added to the number of Shares owned by Parent and Purchaser (and any wholly-owned subsidiary of Parent immediately prior to the exercise of the Top-Up Option) at the time of exercise of the Top-Up Option, constitutes up to one Share more than the number of Shares entitled to cast 90% of the Fully Diluted Shares but not less than one Share more than 90% of the number of Shares then outstanding (after giving effect to the issuance of the Top-Up Option Shares) for a purchase price per Top-Up Option Share equal to the Offer Price.
The Top-Up Option may be exercised by Purchaser, in whole or in part, at any time at or after the Acceptance Time and prior to the earlier of the Effective Time and the termination of the Merger Agreement. However, the Top-Up Option shall terminate concurrently with the termination of the Merger

Agreement in accordance with its terms. The aggregate purchase price for the Shares being purchased pursuant to the Top-Up Option may be paid by Purchaser, at its election, either entirely in cash or by delivery of Purchaser’s unsecured promissory note in the principal amount of such purchase price. Any such promissory note will bear interest at the applicable short term federal rate per annum, will mature on the first anniversary of the date of execution thereof by Purchaser and may be prepaid without penalty.
The Merger
The Merger Agreement provides for the merger of Purchaser with and into the Company upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, the Company will continue to exist following the Merger as a wholly-owned subsidiary of Parent.
Upon consummation of the Merger, the directors of Purchaser immediately prior to the Effective Time will be the initial directors of the surviving corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the surviving corporation. At the effective time of the Merger, the articles of incorporation of the Company will be amended and restated in their entirety to read the same as the articles of incorporation of Purchaser immediately prior to the Effective Time and shall be the articles of incorporation of the surviving corporation, except for the indemnification clause as required by the Merger Agreement and that the name of the surviving corporation will be Analysts International Corporation. From and after the Effective Time, the bylaws of Purchaser shall be the bylaws of the surviving corporation (except that all references therein to Purchaser shall be automatically amended and shall become references to the surviving corporation).
Effective Time
The Merger will be effective at the time the articles of merger (the “Articles of Merger”) are filed with the Secretary of State of the State of Minnesota or at such later time as specified in the Articles of Merger as agreed to by the Company and Parent. Parent expects to complete the Merger as soon as practicable after the Acceptance Time and the satisfaction or waiver of all other closing conditions. The conditions of the closing of the Merger are described below under the caption “Conditions to the Merger.”
Merger Consideration
Each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive the per-Share Merger consideration of $6.45 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), other than the following Shares:
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  Shares owned by Parent, Purchaser or any other direct or indirect wholly owned subsidiary of Parent, or by the Company, all of which shall be cancelled without any conversion and no payment shall be made with respect to such Shares; and
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  Shares owned by shareholders who are entitled to demand and properly demand dissenter’s rights with respect to such shares (and not withdrawn such demand) pursuant to Sections 302A.471 and 302A.473 of the MBCA, as described in further detail in Section 15 — “Certain Legal Matters — Dissenters’ Rights.”
Subject to the above exceptions, as of the Effective Time, all such Shares shall no longer be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of any Shares will no longer have any rights with respect to the Shares, except for the right to receive the per-Share Merger consideration. Further, if the outstanding Shares are changed into a different number or class of shares, whether by stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or any similar transaction, the Offer Price and the Merger Consideration shall be adjusted appropriately, as applicable.
Payment for the Shares
The Depositary will act as the paying agent for the benefit of the holders of Shares. At or immediately prior to the Effective Time, Parent will deposit or cause to be deposited with the Depositary a cash amount in immediately available funds to pay for the Shares that are converted into the right to receive the Merger Consideration.

Promptly after the Effective Time, Parent will cause the paying agent to send the Company shareholders (or, in the case of “street holders,” deliver to the DTC) whose Shares were converted into the right to receive the Merger Consideration, a letter of transmittal and instructions advising the Company shareholders how to surrender Shares in exchange for the per-Share Merger Consideration. The paying agent will pay the Company shareholders the aggregate per-Share Merger Consideration to which such shareholders are entitled after such shareholders have provided to the paying agent such shareholders’ signed letter of transmittal together with a certificate or book-entry shares, and any other items reasonably required by the paying agent. No interest will be paid or accrue in respect of the per-Share Merger Consideration. The surviving corporation or the paying agent will reduce the amount of any per-Share Merger Consideration paid to the Company shareholders by any applicable withholding taxes.
Following the Effective Time, the stock transfer books of the Company will be closed and there will be no further transfer of Shares.
If the Company shareholders have lost a certificate, or if a certificate has been stolen or destroyed, then before such shareholders will be entitled to receive the per-Share Merger Consideration, such shareholders will be required to provide an affidavit of the loss, theft or destruction, and if required by Parent or the Depositary, post a bond in a reasonable amount and upon reasonable terms as may be required by Parent or the Depositary as indemnity against any claim that may be made against Parent or the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal and related instructions that the Company shareholders will receive, which the Company shareholders should read carefully and in their entirety.
If any cash deposited with the paying agent remains undistributed to the holders of Shares for one (1) year after the Effective Time, such cash will be delivered to Parent upon demand. Any Holders of Shares who have not received payment due to non-compliance with the exchange procedures shall only be entitled to receive from Parent payment of a claim for such Holder’s per-Share Merger Consideration. Any amounts unclaimed by holders of Shares immediately prior to the time that such amounts would otherwise escheat to or otherwise become the property of any Governmental Authority will become the property of Parent, free and clear of any claims or interest of any other person, including Holder.
Treatment of Options and Restricted Stock Units
The Merger Agreement provides for the treatment of options pursuant to the Company’s: (i) 2000 Non-Qualified Stock Option Plan, (ii) 2004 Equity Incentive Plan, (iii) 1996 Stock Option Plan for Non-Employee Directors, (iv) the 1999 Stock Option Plan and/or (v) 2009 Equity Incentive Plan (each, “Company Option”).
With respect to each Company Option issued under the 2000 Non-Qualified Stock Option Plan (a “2000 Option”) and the 2004 Equity Incentive Plan (a “2004 Option”) that is outstanding immediately prior to the Effective Time, (i) if the exercise price of any unvested or vested 2000 Option or 2004 Option is equal to or greater than the Offer Price, such 2000 Option or 2004 Option, as applicable, shall terminate and be cancelled as of immediately prior to the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of any vested or unvested 2000 Option or 2004 Option is less than the Offer Price, such 2000 Option or 2004 Option, as applicable, will terminate and be cancelled as of immediately prior to the Effective Time in exchange for the right to receive, as soon as practicable after the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share payable under such Company Option multiplied by (b) the number of Shares subject to such Company Option, as applicable.
With respect to each Company Option issued under the 1996 Stock Option Plan for Non-Employee Directors for which an option cancellation agreement was signed by the holder thereof (a “1996 Option”), the 1999 Stock Option Plan for which an option cancellation agreement was signed by the holder thereof (a “1999 Option”), and the 2009 Equity Incentive Plan (a “2009 Option”) that is outstanding immediately prior to the earlier of the Acceptance Time or the Effective Time, (i) if the exercise price of any vested or unvested 1996 Option, 1999 Option, or 2009 Option is equal to or greater than the Offer Price, such 1996 Option, 1999 Option, or 2009 Option, as applicable, will be cancelled as of immediately prior to the earlier of the Acceptance Time or the Effective Time, without any consideration being payable in respect thereof, and have no further force or effect; and (ii) if the exercise price of any vested or unvested 1996 Option, 1999 Option, or 2009 Option is less than the Offer Price, such 1996 Option, 1999 Option, or 2009 Option, as applicable, shall terminate and be cancelled as of immediately prior to the earlier of the Acceptance Time or the Effective Time in exchange for the right to receive an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the excess, if any, of the Offer Price over the exercise price per Share payable under such Company Option multiplied by (b) the number of Shares subject to such Company Option, as applicable. The Company Board will terminate each of the 2000 Non-Qualified Stock Option Plan, 2004 Equity Incentive Plan, 1996 Stock Option Plan for Non-Employee Directors, the 1999 Stock Option Plan and 2009 Equity Incentive Plan effective as of the Effective Time.
The Merger Agreement provides that as of the earlier of the Acceptance Time or the Effective Time, each Restricted Stock Unit (as defined in the Merger Agreement) that is outstanding immediately prior to the earlier of the Acceptance Time or the Effective Time, whether vested or unvested, will terminate and be canceled in exchange for the right to receive from the Company, as soon as practicable following the earlier of the Acceptance Time or the Effective Time, an amount in cash (without interest, and less all applicable deductions and withholding taxes) equal to the product of (a) the Offer Price and (b) the number of Shares subject to the applicable Restricted Stock Unit award.
The Merger Agreement further provides that the Company will terminate its Employee Stock Purchase Plan (the “ESPP”) immediately after the last day of the offering period that commenced on August 1, 2013 and will cause no further offering periods to commence under the ESPP. Any Shares acquired by participants shall become subject to the Merger Agreement and shall be converted into the right to receive the per-Share Merger Consideration as described in this Section 11 “Summary of the Merger Agreement — Merger Consideration.”
Representations and Warranties
In the Merger Agreement, the Company made representations and warranties relating to, among other things:
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  the corporate organization, good standing and qualification of the Company;
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  the Company’s capital structure;
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  the Company’s corporate power and authority to enter into and consummate the transactions contemplated by the Merger Agreement;
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  the due execution and delivery by the Company of the Merger Agreement and the enforceability of the Merger Agreement against the Company;
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  the absence of conflicts with the Company’s organizational documents, applicable law or contracts to which the Company is a party;
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  required regulatory filings, consents and approvals of governmental entities;
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  approval and recommendation by a committee of disinterested directors;
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  the accuracy of the information set forth in the Schedule 14D-9 and in other offer documents;
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  the absence of subsidiaries;
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  the Company’s financial statements and filings with the Commission;
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  the Company’s reporting controls and procedures;
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  the absence of certain material adverse changes since March 30, 2013;
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  the absence of legal proceedings involving the Company;
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  the Company’s disclosure documents;
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  brokers and finders;

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  the Company’s employee plans;
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  taxes;
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  environmental matters;
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  the Company’s compliance with laws;
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  intellectual property;
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  employment matters;
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  the Company’s material contracts;
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  the Company’s leased real properties and the lack of ownership of any real property;
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  the Company’s rights agreement;
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  the fairness opinion received from the Company’s financial advisor;
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  the Company’s customers and suppliers; and
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  no additional representations and warranties by the Company.
In the Merger Agreement, Parent and Purchaser each made representations and warranties relating to, among other things:
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  the corporate organization, good standing and qualification of Parent and Purchaser;
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  Parent’s and Purchaser’s corporate power and authority to enter into and consummate the transactions contemplated by the Merger Agreement;
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  the due execution and delivery by Parent and Purchaser of the Merger Agreement and the enforceability of the Merger Agreement against Parent and Purchaser;
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  required regulatory filings, consents and approvals of governmental entities;
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  the absence of conflicts with the organizational documents of Parent or Purchaser, applicable law or contracts to which Parent or Purchaser is a party;
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  the accuracy of the information supplied by Parent for inclusion in the proxy/information statement and the offer documents;
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  the accuracy and effectiveness of the debt financing commitments and the availability of the funds necessary to pay all amounts to be paid by Parent in connection with the Merger Agreement;
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  brokers and finders;
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  Parent’s and Purchaser’s ownership of Shares; and
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  the absence of legal proceedings involving Parent or Purchaser.
Many of the Company’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” is defined to mean: any change, event, occurrence, development or state of facts that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company as a whole, or (b) prevents or materially impedes or delays, or would reasonably be expected to prevent or materially impede or delay the ability of the Company to perform its obligations under the Merger Agreement or consummate the transactions contemplated by the Merger Agreement, except that, with respect to subsection (a), above, a determination of a Company Material Adverse Effect shall exclude any change, event, occurrence, development or state of facts to the extent that such change, event, occurrence, development or state of facts resulted from: (i) changes in conditions in the global economy or capital or financial markets generally, to the extent that such changes do not disproportionately affect the Company relative to other comparable participants in the industry in which the Company operates; (ii) changes in general legal, tax, regulatory, political, financial or business conditions in the countries in which the Company operates, to the extent that such changes do not disproportionately affect the Company relative to other comparable industry participants; (iii) changes in general market or economic conditions in the industry in which the Company operates, to the extent that such conditions do not disproportionately affect the Company relative to other comparable industry participants; (iv) changes in applicable Laws or interpretations thereof after the date of the Merger Agreement; (v) changes in generally accepted accounting principles or the interpretation thereof after the date of the Merger Agreement; (vi) in and of itself, any change in the Company’s stock price or trading volume or any failure by the Company to meet any financial or operating projections for or during any period ending on or after the date of the Merger Agreement (however this clause (vi) shall not preclude any effect, event, occurrence, development, state of facts or change that may have contributed to or caused such changes or failure to meet projections from being taken into account in determining whether a Company Material Adverse Effect has occurred); (vii) the announcement or pendency of the Merger Agreement or the transactions contemplated by the Merger Agreement, including any impact such announcement or pendency has on the Company’s employees, customers or suppliers; (viii) the taking of any action at the request of or with the express consent of Parent or Purchaser; (ix) any event, condition, or circumstance to the extent disclosed on the Company Disclosure Schedule; and (x) any natural disaster or other acts of God, acts of war, armed hostilities, sabotage or terrorism, or any escalation or worsening of any such acts of war, armed hostilities, sabotage or terrorism threatened or underway as of the date of the Merger Agreement.
Conduct of Business Prior to Closing
The Company has agreed in the Merger Agreement that, until the Effective Time, except as approved in writing by Parent or as expressly permitted or required by the Merger Agreement (except where the requirement of such approval would violate applicable law), the Company shall and shall cause its subsidiaries to:
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  conduct its business in the Company’s ordinary course of business;
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  use its reasonable best efforts to maintain and preserve intact the material aspects of its business organizations, to maintain its business relationships and goodwill with suppliers, contractors, distributors, customers, partners, licensors, licensees and others having material business relationships with it, to retain the services of the Company’s business associates and agents and to comply in all material respects with all applicable laws and the requirements of all material contracts; and
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  file prior to the closing date all tax returns with respect to its taxable year ending December 31, 2012 that are due prior to the closing date.
The Company has further agreed that, subject to the limitations described above, the Company will not:
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  acquire (by merger, consolidation, acquisition of stock or assets or otherwise), in one transaction or any series of related transactions, directly or indirectly, any assets, securities (other than certain marketable securities), properties, rights, interests or businesses (other than in the Company’s ordinary course of business);
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  sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel abandon or allow to lapse or expire, transfer or dispose of, or create or incur any lien on, any of the Company’s assets, securities (other than certain marketable securities), properties, rights, interests or businesses (other than any sale, lease or license of inventory in the Company’s ordinary course of business);
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  adopt or propose any change in the Company’s organizational or governing instruments;
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  declare or pay any dividend or other distribution, or enter into any contract with respect to the voting of the Company’s capital stock;
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  purchase, redeem or otherwise acquire, or authorize or agree to purchase, redeem or acquire, any shares of its capital stock, other equity securities, other ownership interests or any options, warrants or rights to acquire any such stock, securities or interests;

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  split, combine, subdivide or reclassify any shares of its capital stock or any securities convertible or exchangeable into or exercisable for any shares of capital stock;
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  issue, sell, grant, dispose of, pledge, deliver, transfer or otherwise encumber or authorize, propose or agree to any of the foregoing with respect to, any shares of capital stock of the Company, any options, warrants, calls, commitments or debt securities of the Company that provide voting rights to the holders thereof or any rights to acquire the Company’s capital stock (other than issuance or transfer of common stock pursuant to outstanding awards under the Company’s equity award plans and to the Purchaser pursuant to the Top-Up Option or with respect to Purchaser’s or Parent’s participation in the transactions contemplated by the Merger Agreement)
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  incur or assume any indebtedness for borrowed money (other than trade payables) or guarantee, endorse or otherwise become responsible (whether directly, contingently or otherwise) for any such indebtedness;
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  except as required pursuant to existing written, binding agreements or by applicable law, (A) grant or increase the severance or termination pay to any current or former director, employee, agent or consultant of the Company; (B) other than in the ordinary course of business, execute any employment, consultancy, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any such director, employee, agent or consultant of the Company; (C) increase the benefits payable beyond the level of any existing severance or termination pay practices or employment agreements; (D) other than in the ordinary course of business, increase the compensation, bonus or other benefits of any current or former director, employee, agent or consultant of the Company; (E) establish, adopt, amend or terminate any the Company benefit plan (except as required by law) or amend the terms of any outstanding equity-based awards; (F) provide for the grant of equity-based compensation awards; (G) other than in the ordinary course of business, loan or advance any money or other property to any present or former director or employee of the Company; or (H) enter into any collective bargaining agreement or other labor agreement;
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  make, change or revoke any tax election or adopt or change any method of tax accounting; enter into any tax closing agreement; settle or compromise any tax liability or surrender any tax refund; file any amended tax return; consent to any extension or waiver of the limitations period applicable to any tax claim; take any action that reduces the value of any tax incentives, credits, losses, deferred tax assets, or other favorable tax benefit;
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  agree to or otherwise settle, compromise or otherwise resolve in whole or in part any legal action for an amount of $250,000 or more or any of its obligations or liability in excess of such amount or settle any pending or threatened action (regardless of the amount involved) if any such settlement would impose any material obligation or restriction on the Company from time to time or on the Company’s ability to own or operate any of its assets, licenses, operations, rights, product lines, businesses or interests therein or require any material changes to the business of the Company from time to time;
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  make or commit to make capital expenditures other than in the Company’s ordinary course of business;
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  make any loans, advances or capital contributions to, or investments in an amount of $100,000 or more;
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  enter into any agreement, arrangement or commitment that limits or otherwise restricts the Company from time to time from engaging or competing in any line of business or in any geographic area or otherwise enter into any agreements, arrangements or commitments imposing material changes or restrictions on its assets, operations or business;
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  amend or modify, in any material respect, or terminate any material lease or material permit;
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  make any material changes in accounting policies or procedures, except as required by changes in generally accepted accounting principles;

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  take any action that would, or would be reasonably likely to, prevent, materially delay or materially impede the consummation of the Offer, the Merger or the related transactions contemplated by the Merger Agreement;
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  announce, implement or effect any material reduction in labor force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of employees of the Company other than routine employee terminations in the ordinary course of business; or
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  adopt, enter into or effect any plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Merger).
Proxy/Information Statement, Board Recommendation and Shareholders Meeting
If: (a) the affirmative vote of the holders of not less than a majority of all outstanding Shares entitled to vote pursuant to a vote at a special meeting of shareholders (“Requisite Company Vote”) is required by any federal, state, local, municipal, multinational or foreign law, statute, constitution or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, judgment or agency requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any governmental entity (“Law”); or (b) Parent elects to cause the Company to file an Information Statement (as defined below) with the Commission before consummation of the Offer on the terms and conditions set forth in the Merger Agreement, then the Company will, as promptly as practicable after the Acceptance Time or, at the election of Parent, any expiration time of the Offer occurring on or after October 31, 2013, set a record date, call, give notice of, convene and hold a special meeting of the Company shareholders to consider and vote upon the adoption and approval of the Merger Agreement and the Merger (the “Shareholders Meeting”).
Also, if the Requisite Company Vote is required, whether by Law or pursuant to Parent’s election described in the previous paragraph, then, as promptly as reasonably practicable after the Acceptance Time or, at the election of Parent, any expiration time of the Offer occurring on or after October 31, 2013, the Company will prepare and file with the Commission a proxy statement, as applicable, relating to the Shareholders Meeting (the “Information Statement”) in preliminary form, in form and substance reasonably satisfactory to the Company and Parent relating to the Merger and the transactions contemplated in the Merger Agreement.
Subject to the terms of the Merger Agreement, the Company Board will recommend that the shareholders of the Company vote in favor of approval of the Merger and the adoption of the Merger Agreement.
In the event that Parent and Purchaser acquire ownership of at least 90% of the outstanding Shares pursuant to the Offer or otherwise, the parties have agreed to take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after the Acceptance Time (or such other time as when Purchaser has acquired at least 90% of the outstanding Shares) without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.
No Solicitation of Other Offers
Under the Merger Agreement, the Company has agreed that, except as expressly permitted by the Merger Agreement, neither the Company nor any of its subsidiaries will, directly or indirectly, nor shall it authorize or permit their respective representatives directly or indirectly:
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  initiate, solicit, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information) the submission or announcement of any proposal that could lead to any Takeover Proposal (defined below);
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  participate in any discussions or negotiations with any third party with respect to any Takeover Proposal or any inquiry or indication of interest that would reasonably be expected to lead to a Takeover Proposal;
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  approve, endorse or recommend any Takeover Proposal;

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  enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Takeover Proposal (other than an executed confidentiality agreement in a customary form no less favorable to the Company with respect to confidentiality than the confidentiality agreement executed between the Company and Parent); or
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  otherwise cooperate in any way with, assist or participate in, or knowingly encourage or facilitate (including through the furnishing of any nonpublic information regarding the Company in connection with or in response to a Takeover Proposal or an inquiry or indication of interest that could lead to a Takeover Proposal or providing access to the properties, books, records or management of the Company) any effort or attempt by any third party to do or seek any of the foregoing;
“Takeover Proposal” shall mean any indication of interest, offer or proposal (other than an indication of interest, offer or proposal made or submitted by Parent or one or more of its Subsidiaries) contemplating or otherwise relating to any transaction or series of transactions involving: (a) any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, recapitalization, tender offer, exchange offer or other similar transaction in which the Company is a constituent corporation and (i) in which a person or “group” (as defined in the Exchange Act) of persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities or voting power of any class of voting securities of the Company or any surviving entity or (ii) in which the Company issues securities representing more than 20% of the outstanding securities of any class of voting securities of the Company; (b) any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the net revenues, net income or assets of the Company; or (c) any liquidation or dissolution of the Company.
Notwithstanding these restrictions, prior to the time that the Company shareholders adopt and approve the Merger Agreement, if the Company has not materially breached the no solicitation restrictions summarized above and its other obligations summarized below under the caption “No Solicitation of Other Offers” and “Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal”, the Company may provide information requested by a person who has made an written acquisition proposal and engage in discussions and negotiations with such person, if and only to the extent that, prior to taking any action described above, the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that:
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  failure to take such action would likely violate the directors’ fiduciary duties under applicable law; and
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  based on the information then available to the Company Board, such acquisition proposal either constitutes a superior proposal or is reasonably expected to result in a superior proposal.
In addition, in order to provide information to any person making an unsolicited bona fide acquisition proposal, such person must execute a confidentiality agreement on terms not more favorable to such person with respect to confidentiality than those contained in the confidentiality agreement the Company entered into on June 11, 2013. If the Company provides any information to such person not previously provided to Parent, a copy of such information must be delivered prior to or concurrently with delivery to such person.
The Company has agreed to notify Parent promptly (in any event within one business day) of receipt by the Company or any of its representatives of any acquisition proposals, inquiries with respect thereto or requests for information, discussions or negotiations, including details regarding the name of the person making such contact, and the material terms and conditions of any proposals or offers. The Company must also provide to Parent copies of any written requests, proposals or offers, including proposed agreements that the Company receives and keep Parent informed, on a current basis of the status and terms of any such proposals or offers, including any changes thereto. In any case, the Company must notify Parent before providing information to, or entering into discussions or negotiations with, any person regarding an acquisition proposal.
The Company has agreed to, and to cause its subsidiaries and its and their respective representatives to, immediately cease and terminate any discussions or negotiations with any third party that relate to any Takeover Proposal or regarding any acquisition proposal that were ongoing when the Merger Agreement was executed. The Company also agreed to terminate all physical and electronic data room access granted to any such third party. Additionally, the Company agreed to request that any person who entered into a confidentiality agreement with the Company prior to the date of the Merger Agreement in connection with a transaction involving, or the acquisition of, the Company or any of its subsidiaries (or any portion thereof) to return or destroy all confidential information previously furnished by the Company or its representatives to such person.
The Merger Agreement defines a “superior proposal” as an unsolicited, bona fide written Takeover Proposal (provided, that for purposes of this definition, references to 20% in the definition of “Takeover Proposal” shall be deemed to be references to 50%) made by a third party which the Company Board determines in good faith, after consultation with outside legal counsel and the Company’s financial advisor, is on more favorable terms than the Offer and the Merger (after giving effect to all adjustments to the terms thereof which may be offered by Parent (including pursuant to Section 6.7(d)(ii)) of the Merger Agreement).
The Company has agreed that it will be responsible for any breach of the no solicitation restrictions contained in the Merger Agreement by its representatives.
In addition to the rights described above, the Company may terminate the Merger Agreement, pay a termination fee and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal.”
Ability to Change Board Recommendation/Termination in Connection with a Superior Proposal
The Company Board, upon the recommendation of a special committee composed of disinterested members of the Company Board (formed in accordance with Sections 302A.673 and 302A.675 of the MBCA) (as the case may be), unanimously (a) determined that the Merger Agreement and the transactions contemplated thereby (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares (as defined below under the heading “Top-Up Option” in “Item 8. Additional Information”)) are fair to and in the best interests of the Company and its shareholders; (b) approved and declared advisable the Merger Agreement, the plan of merger included in the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Offer, the Merger and the Top-Up Option, including the consideration that would be payable for any Top-Up Option Shares); and (c) recommended that the shareholders of the Company accept the Offer, tender their Shares to Purchaser pursuant to the Offer and, to the extent required to consummate the Merger, approve the Merger and adopt the plan of merger included in the Merger Agreement. The Merger Agreement provides that neither the Company Board, nor any committee thereof, shall:
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  fail to include the board’s recommendation in the Schedule 14D-9, or withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the board’s recommendation;
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  publicly approve, recommend or otherwise declare advisable any Takeover Proposal; or
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  publicly propose to do any of the foregoing (any action or omission described in this item or the items above being referred to as “Change of Recommendation”).
Furthermore, neither the Company Board nor any committee thereof shall (and shall not publicly propose to) authorize, approve, recommend, declare advisable or permit the Company to enter into any binding or non-binding agreement or arrangement that requires the Company to abandon or terminate the Merger Agreement, the Offer or the Merger, or that relates to any acquisition proposal (an “Alternative Acquisition Agreement”).
However, prior to the Acceptance Time, the Company Board may, under specified circumstances, (a) make a Change of Recommendation or (b) terminate the Merger Agreement pursuant to the terms therein to enter into a definite agreement for the implementation of a Superior Proposal, if the Company Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would likely result in a violation of the Company Board’s fiduciary duties under applicable law.

However, the Company Board may make a Change of Recommendation as described above only if (a) the Company provides Parent with at least three business days’ notice of its intention to take such action and its basis for doing so, including in the case of any acquisition proposal the identity of the person making the acquisition proposal and the material terms and conditions of any proposals or offers, attaching a copy of the most current draft of any written agreement relating to the superior proposal), (b) gives Parent three business days after Parent receives such notice to propose revisions to the terms of the Merger Agreement and must actively negotiate in good faith with Parent with regard to such proposed revisions so that the superior proposal ceases to be a superior proposal, and (c) the Company Board, after consideration of the negotiations and revisions, if any, and consultation with outside legal counsel and the Company’s financial advisor, that the superior proposal is still the superior proposal and that failure to make the Change of Recommendation would likely result in a breach of the Company Board’s fiduciary duties under applicable Law.
Any change to the financial or other material terms of any superior proposal made to the Company will be deemed a new acquisition proposal that will require giving of new notice to Parent and the commencement of a new three business day notice period, during which the Company must again comply with the requirements summarized above.
In addition, if the Company Board decides to terminate the Merger Agreement with Parent following receipt of a superior proposal upon the terms summarized above, the Company must pay the applicable termination fee as described in further detail below under the caption “Termination Fee” and complies with other provisions of the Merger Agreement.
Purchaser has received debt financing commitments from Fifth Third Bank, Bank of America, N.A., First Tennessee Bank, and Synovus Bank in connection with providing Parent with senior secured credit facilities in an aggregate amount of $100.0 million, comprised of a $70.0 million revolving credit facility and a $30.0 million term loan facility. The debt financing commitments are in an amount sufficient to purchase all Shares tendered pursuant to the Offer on the terms and conditions set forth in the Debt Commitment Letters (or on terms no less favorable to Parent and Purchaser with respect to the conditionality and amount thereof). There are no conditions precedent, other than as expressly set forth in such Debt Commitments Letters, to the Bank’s obligation to fund the necessary proceeds to purchase all Shares tendered pursuant to the Offer. As of the date of this Offer, the Debt Commitment Letters with the lenders are in full force and effect, are valid, binding and enforceable obligations of Parent, Parent has not breached any of the terms and conditions set forth under the Debt Commitment Letters and to our knowledge have not been withdrawn or terminated or otherwise amended or modified in any respect relating to the financing. If the Merger Agreement is terminated in the circumstance in which we do not receive the proceeds of the debt financing commitments, and the other conditions to payment of the termination fee are met, Purchaser may be obligated to pay the Company a termination fee of $1,000,000. See Section 11 — “Summary of the Merger Agreement — Termination Fee.”
If requested by Parent, the Company has agreed to cooperate with Parent in connection with any third-party equity or debt financing undertaken by Parent or its affiliates in connection with the transactions contemplated by the Merger Agreement.
Fees and Expenses
Except as described below under Section 11 — ‘‘Summary of the Merger Agreement — Termination Fee,’’ whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense.
Indemnification and Insurance
The Merger Agreement provides that all existing rights to indemnification, advancement of expenses and exculpation by the Company in favor of the present and former directors and officers of the Company, as provided in the Company’s organizational documents or other indemnification agreements in effect as of August 27, 2013, shall survive the Merger and until the sixth anniversary thereof. Further, Parent shall cause the articles of incorporation of the surviving corporation filed as of the Effective Time to contain provisions no less favorable with respect to these matters than are set forth in the Company’s organizational documents as of the date of the Merger Agreement.

Parent shall either (i) maintain the Company’s current policy of directors' and officers' liability insurance as in effect as of the date of the Merger Agreement or (ii) purchase a tail policy, in each case for a period of six (6) years after the Effective Time. Such policy or a substitute policy will cover claims arising from facts or events that occurred on or before the Effective Time and will contain terms and conditions no less advantageous to the indemnified parties as the coverage currently provided by the Company’s current directors’ and officers’ liability insurance policies; provided that Parent will not be required to pay any premium in excess of 250% of the current annual premium paid by the Company for such policy (the “Maximum Amount”). If the amount of annual premiums for such policy exceeds the Maximum Amount, Parent will purchase a substitute policy with the greatest coverage available for the Maximum Amount.
Other Covenants
The Merger Agreement contains additional agreements between the Company and Parent relating to, among other things:
•
  Parent’s access to the Company’s employees, properties, books, contracts and records between the date of the Merger Agreement and the closing of the Merger Agreement (subject to applicable legal obligations and restrictions);
•
  actions necessary to enable the delisting by the surviving corporation of the shares from NASDAQ and the deregistration of the shares under the Exchange Act as promptly as practicable after the effective time of the Merger;
•
  press releases and other public announcements relating to the Offer, the Merger and the transactions contemplated by the Merger Agreement;
•
  the actions necessary if state takeover laws are or become applicable to the Offer or the Merger or other transactions contemplated by the Merger Agreement to ensure that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable;
•
  the notification of certain matters; and
•
  the actions necessary to cause the dispositions of certain common stock and equity-based securities by directors and officers of the Company pursuant to the Merger Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Conditions to the Merger
Conditions to Each Party’s Obligations.   Each party’s obligation to effect the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of the following conditions:
•
  if required by law, the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of all outstanding Shares;
•
  no action shall be instituted or pending by any Governmental Authority of competent jurisdiction that seeks, directly or indirectly, to make illegal, prohibit, materially delay or otherwise restrain the consummation of the Merger or the performance of the Merger Agreement, nor shall any Governmental Authority of any competent jurisdiction have enacted, issued, promulgated, enforced or entered into any Judgment (preliminary or permanent) or Law which has resulted in, or is reasonably likely to result in, any action described herein; and
•
  Unless the Offer has been terminated by Parent on the terms and conditions contained in the Merger Agreement, Purchaser shall have accepted for payment and purchased all Shares validly tendered and not withdrawn pursuant to the Offer.
In the event that the Offer is terminated by Parent on the terms and conditions contained in the Merger Agreement or the Acceptance Time shall not have occurred, the obligations of Parent and Purchaser to effect the Merger are subject to the satisfaction of the following conditions at or prior to the closing:
•
  The Company’s representations and warranties set forth in the Merger Agreement that (i) are not made as of a specific date are true and correct as of the Effective Time; or (ii) are made as of a specific date are true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had a Company Material Adverse Effect.
•
  The Company shall have performed in all material respects any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Effective Time.
•
  Since the date of the Merger Agreement, a Company Material Adverse Effect shall not have occurred and be continuing.
•
  Parent and Merger Sub shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that each of the above-referenced conditions has been satisfied.
•
  Parent (either directly or through Merger Sub) shall have received the proceeds of the Financing (or any Alternate Financing).
In the event that the Offer is terminated by Parent on the terms and conditions contained in the Merger Agreement or the Acceptance Time shall not have occurred, the obligations of the Company to effect the Merger are subject to the satisfaction of the following conditions at or prior to the closing:
•
  The representations and warranties of Parent and Merger Sub set forth in the Merger Agreement that (i) are not made as of a specific date are true and correct as of the Effective Time; or (ii) are made as of a specific date are true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) has not had a Parent Material Adverse Effect
•
  Parent and Merger Sub shall have performed in all material respects any covenant or obligation required to be performed or complied with by it under the Agreement at or prior to the Effective Time.
•
  The Company shall have received a certificate executed by Parent’s Chief Executive Officer and Chief Financial Officer confirming on behalf of Parent and Merger Sub that each of the above-referenced conditions has been satisfied.
Termination of the Merger Agreement
The Merger Agreement may be terminated and (i) the Offer may be abandoned at any time prior to the Acceptance Time, and (ii) the Merger may be abandoned at any time prior to the Effective Time whether before or after the Requisite Company Vote:
A.
  By mutual written consent of Parent and the Company at any time prior to the Effective Time.
B.
  By either the Company or Parent as follows:
(1) if the Acceptance Time shall not have occurred on or before November 22, 2013 or, if an Offer Termination occurs, the Effective Time has not occurred on or before 90 days after the date on which Parent elects to cause the Company to file an Information Statement with the Commission before consummation of the Offer (either such date, the “Outside Date”); provided, that the foregoing right(s) of termination shall not be available to any party if the failure of the Acceptance Time or the Effective Time, as applicable, to occur on or before the Outside Date was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect;
(2) if any Judgment (as defined in the Merger Agreement) issued by a court of competent jurisdiction or by a Governmental Authority, or Law or other legal restraint or prohibition, in each case making the consummation of the Offer or Merger illegal or permanently restraining, enjoining or otherwise preventing the consummation thereof shall be in effect and shall have become final and nonappealable; provided that the foregoing right(s) of termination shall not be available if the issuance of such Judgment, legal restraint or prohibition was primarily caused by or resulted primarily from the failure of such Party (or in the case of Parent, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect;
(3) if the Offer (as it may have been extended in accordance with the Merger Agreement) expires as a result of the non-satisfaction of any Offer Conditions or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder (provided, the Company shall not be entitled to the foregoing termination right unless and until Parent’s and Purchaser’s right to extend the Offer has expired and Parent shall not be entitled to the foregoing termination right unless and until the Company’s right to request extension of the Offer has expired); and provided further, that the foregoing right(s) of termination shall not be available to any party if the non-satisfaction of any Offer Conditions or the termination or withdrawal of the Offer pursuant to its terms without any Shares being purchased thereunder was primarily caused by or resulted primarily from the failure of such party (or in the case of Parent, Purchaser) to fulfill any of its obligations under the Merger Agreement in any material respect.
C.   By Parent prior to the earlier of the Acceptance Time or the receipt of the Requisite Company Vote, if (i) a Change of Recommendation shall have occurred; (ii) the Company or the Company Board shall (A) approve, adopt or recommend any Takeover Proposal; or (B) approve or recommend, or enter into or allow the Company to enter into, a letter of intent, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement or other similar contract (other than certain confidentiality agreements); (iii) the Company shall have failed to include the Board Recommendation in the Schedule 14D-9 or to permit Parent to include the Board Recommendation in the Offer Documents; or (iv) the Company or the Company Board shall authorize or publicly propose to do any of the actions specified in this subsection (C);
D.   by the Company, at any time prior to the earlier to occur of the Acceptance Time or receipt of the Requisite Company Vote, in accordance with the terms, conditions and requirements of the Merger Agreement with regard to Takeover Proposals, but only if the Company shall have complied in all material respects with its obligations under the Merger Agreement applicable thereto and provided that the Company, concurrently with such termination, pays the Termination Fee to Parent in accordance with the applicable provisions of the Merger Agreement;
E.   By Parent at any time prior to the purchase of any Shares pursuant to the Offer or if an Offer Termination occurs, at any time prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of the Company set forth in the Merger Agreement, which breach or failure to perform (i) would cause any Offer Condition not to be satisfied; and (ii) is incapable of being cured prior to the Outside Date or, if curable, has not been cured within thirty (30) days after written notice of such breach or failure to perform from Parent; provided that neither Parent nor Purchaser is then in breach of any representation, warranty, covenant or agreement under the Merger Agreement which has resulted in a Parent Material Adverse Effect;
F.   by the Company, at any time prior to the purchase of any Shares pursuant to the Offer or if an Offer Termination occurs, at any time prior to the Effective Time, if there has been a breach of or failure to perform any representation, warranty, covenant or agreement on the part of Parent or Purchaser set forth in the Merger Agreement, which breach or failure to perform (i) shall have had a Parent Material Adverse Effect; and (ii) is incapable of being cured prior to the Outside Date or, if curable, has not been cured within thirty (30) days after written notice of such breach or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under the Merger Agreement;
G.   by the Company, if Purchaser shall not have commenced (within the meaning of Rule 14d-2 under the Exchange Act) the Offer on or prior to the fifth Business Day after the public announcement of the execution of the Merger Agreement; provided, however, that the Company shall not be permitted to the foregoing right of termination if such failure (A) is curable by Purchaser and Purchaser is continuing to exercise its reasonable best efforts to cure such failure, unless such failure shall remain uncured for a period of five days commencing on the date that the Company gives Purchaser notice of such failure, or (B) is attributable to a failure on the part of the Company to perform any covenant or obligation in the Merger Agreement required to be performed by the Company at or prior to the fifth Business Day after the public announcement of the execution of the Merger Agreement;
H.   by either the Company or Parent, if the (i) Offer Termination occurs and (ii) the Shareholders Meeting (including any adjournments or postponements thereof) shall have been held and completed and the shareholders of the Company shall have taken a final vote on a proposal to approve the Merger Agreement and the Merger, and the Merger Agreement and the Merger shall not have been approved at the Shareholders Meeting (and shall not have been approved at any adjournment or postponement thereof) by the Requisite Company Vote; provided that the foregoing right(s) of termination shall not be available to a party if such party is in breach of its obligations with respect to the Information Statement or the Shareholders Meeting, in each case as set forth in the Merger Agreement; or
I.   by the Company, if the Offer Termination has occurred and (i) the Company has irrevocably confirmed by notice to Parent that all closing conditions other than with respect to the Financing have been satisfied or waived and (ii) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice.
Termination Fee
Either the Company or Parent may be required to pay a termination fee equal $1,000,000.00 (the “Termination Fee”), in each case under the circumstances and on the terms and conditions set forth in the Merger Agreement and described below.
A.   The Company shall pay Parent the Termination Fee if the Merger Agreement is terminated:
(1) By Parent under the circumstances described in Subsection (C) of the “Termination of the Merger Agreement” summary description above;
(2) By the Company under the circumstances described in Subsection (I) of the “Termination of the Merger Agreement” summary description above;
(3) By: (A) either Parent or the Company under the circumstances described in Subsections (B)(1) or (3) of the “Termination of the Merger Agreement” summary description above, because the Minimum Tender Condition has not been satisfied, (B) either Parent or the Company under the circumstances described in Subsection (H) of the “Termination of the Merger Agreement” summary description above, or (C) by Parent under the circumstances described in Subsection (E) of the “Termination of the Merger Agreement” summary description above; in each of the above cases so long as: (X) before the date of such termination, a Takeover Proposal shall have been publicly announced or otherwise become publicly known; and (Y) within twelve months after the date of termination, the Company shall have entered into a definitive agreement for such Takeover Proposal that is subsequently consummated; provided, however, that, for purposes of the termination rights described in this subsection, all references to “20%” in the definition of “Takeover Proposal” shall be deemed to be references to “50%.” If a Person (other than Parent) makes a Takeover Proposal that has been publicly announced or otherwise become publicly known and is subsequently withdrawn prior to such termination, as applicable, and, within twelve months following the date of termination of the Merger Agreement, such Person or any of its Affiliates makes a Takeover Proposal that is publicly announced or otherwise become publicly known, such initial Takeover Proposal shall be counted for purposes of clause (X), above.
B.   Parent shall pay to the Company the Termination Fee if the Merger Agreement is terminated:
(1) By either Parent or the Company under the circumstances described in Subsections (B)(1) or (3) of the “Termination of the Merger Agreement” summary description above, provided that (A)(1) at the time of such termination, each of the Offer Conditions other than with respect to the Financing has been satisfied or waived by the appropriate party; (2) the failure of the Offer Condition with respect to the Financing is not directly attributable to a breach of any covenant or obligation of the Company contained in the Merger Agreement, including those with respect to the Financing, or any other action or failure to act by the Company, in each case that has caused any condition set forth in the Financing Commitment not to be satisfied or waived' and (3) in the case of termination by the

Company, the Company shall have given Parent written notice at least five Business Days prior to termination stating the Company’s intention to terminate the Merger Agreement (and the basis for such termination); or (B)(1) at the time of such termination, each of the closing conditions to such party’s obligations to consummate the Merger and described in this Section 11, “Summary of the Merger Agreement — Conditions to Each Party’s Obligations,” other than the closing condition with respect to the Financing, has been satisfied or waived by the appropriate party; (2) the failure of the closing condition with respect to the Financing is not directly attributable to a breach of any covenant or obligation of the Company contained in the Merger Agreement, including those with respect to the Financing, or any other action or failure to act by the Company, in each case that has caused any condition set forth in the Financing Commitment not to be satisfied or waived' and (3) in the case of termination by the Company, the Company shall have given Parent written notice at least five Business Days prior to termination stating the Company’s intention to terminate the Merger Agreement (and the basis for such termination); or
(2) By the Company under the circumstances described in Subsection (D) of the “Termination of the Merger Agreement” summary description above; provided that Parent and Purchaser shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the applicable closing conditions have been satisfied.
Amendment, Extension and Waiver
The parties may amend the Merger Agreement by executed written agreement at any time before or after the Company shareholders have adopted and approved the Merger Agreement and the transactions contemplated thereby; provided that, after the adoption of the Plan of Merger by the Company shareholders, no amendment of the Plan of Merger shall be made without further approval of the Company shareholders.
At any time before the consummation of the Merger, each of the parties to the Merger Agreement may waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by applicable law.
Other Agreements:
Shareholder Tender and Support Agreements
On August 27, 2013, Parent has entered into Tender and Support Agreements (the “Tender Agreements”) with all of the directors of the Company: (i) Brittany B. McKinney (also the president and CEO of the Company), (ii) Robert E. Woods, (iii) Joseph T. Dunsmore, (iv) Krzysztof K. Burhardt, (v) Douglas C. Neve, (vi) Brigid A. Bonner and (vii) Galen G. Johnson (collectively, the “Tender Stockholders”). As of the date of the Tender Agreements, the Tender Stockholders collectively owned, directly or indirectly, 165,509 Shares, or approximately 3.23% of the total outstanding Shares.
The following is a summary of certain provisions of the Tender Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Tender Agreements, copies of which are filed with the SEC as Exhibits (d)(9), (d)(10), (d)(11), (d)(12), (d)(13), (d)(14) and (d)(15) to the Schedule TO and incorporated herein by reference. Capitalized terms not otherwise defined below shall have the meanings set forth in the Tender Agreements. The Tender Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.
Pursuant to the Tender Agreements, the Tender Stockholders have agreed, among other things, to (i) tender their Shares in the Offer within ten (10) business days after commencement of the Offer; (ii) vote all of their Shares in favor of approval and adoption of the Merger Agreement and the transactions contemplated therein; (iii) vote all of their Shares against any alternative business combination transaction; and (iv) refrain from taking certain actions that could delay, prevent or frustrate the Offer, the Merger and the other transactions contemplated by the Merger Agreement. Each of the Tender Stockholders also agreed that, subject to limited exceptions, the Tender Stockholder will not transfer or agree to transfer any of the shareholder’s Shares, other than with Parent’s prior written consent, or grant any proxy or power-of-attorney, deposit into a voting trust or enter into any voting agreement with respect to those Shares other than pursuant to the Tender Agreements.
In addition, the Tender Stockholders have appointed Parent, or any nominee of Parent, with full power of substitution, as their true and lawful attorney and irrevocable proxy to vote the Shares at every meeting of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, relating to any proposed action by the stockholders of the Company with respect to the foregoing matters: (i) in favor of approval of the Merger Agreement and any other action of the Company stockholders requested in furtherance thereof, (ii) against any action that would reasonably be expected to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect the timely consummation of the Offer or the Merger, and (iii) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal. The Tender Agreements also provide that the proxy given to Parent is irrevocable and coupled with an interest and that any proxy previously granted by the Tender Stockholders with respect to the Shares is revoked. Pursuant to the authority granted under the irrevocable proxy, Parent may vote the Shares in furtherance of its own interests, and Parent is not acting as a fiduciary for any Stockholder.
The Tender Agreements contain customary representations, warranties, covenants and agreements. The Tender Agreements each provide that it will terminate automatically upon the earliest to occur of, (i) the Effective Time, (ii) termination of the Merger Agreement, (iii) the termination of this Agreement by written notice from Parent to the Tender Shareholders, (iv) the termination of the Offer or any amendment, modification, change or waiver to the terms of the Offer that results in any decrease in the Offer Price or any change in the form of consideration to be used to purchase Shares or (v) a Change of Recommendation. If the Tender Agreements are terminated in accordance with its terms, Parent shall cause the Depository to return all tendered Shares to the Tender Stockholders promptly.
Retention/Transaction Bonus Agreements
The Company entered into Retention/Transaction Bonus Agreements with each of Brittany McKinney and Lynn Blake on August 27, 2013 (each, a “Retention Agreement”), to continue each of their employment with the Company through the closing of the transaction. Each Retention Agreement provides a bonus payment that will be calculated pursuant to a formula based on the Offer Price and a Target Value (as defined herein). The bonus is payable if (i) Ms. McKinney or Ms. Blake, as applicable, remains employed by the Company during the entire period beginning on August 27, 2013 and ending upon the closing of the Merger and (ii) the Merger is consummated (the “Conditions”). The maximum amount that can be paid under the Retention Agreements is $256,800 for Ms. McKinney and $128,400 for Ms. Blake (the “Target Value”). The formula for the bonuses is as follows:
Bonus = PRB * Target Value
PRB = 25 + 83.333(SP-6.05)
“PRB” means percentage of Target Value and “SP” means the per Share consideration payable to the shareholders generally upon the closing of the Merger (which is equal to the Offer Price). If the Conditions are satisfied, based on an Offer Price of $6.45, Ms. McKinney would receive a bonus of $149,800 and Ms. Blake would receive a bonus of $74,900.
The above is a summary of certain provisions of the Retention/Transaction Bonus Agreements. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Retention/Transaction Bonus Agreements, copies of which have been filed with the Commission as Exhibits 10.1 and 10.2 to a Form 8-K filed by the Company with the Commission on August 28, 2013 and incorporated herein by reference. The Retention/Transaction Bonus Agreements may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.
Amendment to Change in Control Severance Pay Plan
The purchase of Shares pursuant to the Offer constitutes a “Change of Control” as the term is defined the Company’s Change in Control Severance Pay Plan (the “Plan”); therefore, in connection with the execution of the Merger Agreement, the Company entered into an Amendment (the “Amendment”) effective as of August 27, 2013.

Ms. McKinney and Ms. Blake, in addition to other senior executive participants that are eligible to receive benefits pursuant to the Plan, are participants in the Plan (collectively, the “Eligible Participants”). The Amendment eliminates the automatic release of Eligible Participants from all non-competition agreements (or non-competition provisions within other agreements) with the Company after such Eligible Participant’s termination of employment with the Company in connection with a change in control transaction, which would include the Offer, Merger and transactions contemplated therein.
The Amendment did not modify other severance payments entitled to Eligible Participants under the Plan. An Eligible Participant is entitled to certain severance payments and benefits if (i) the Eligible Participant’s employment is terminated by the Company without “Cause” or by the Eligible Participant for “Good Reason” (as such terms are defined in the Plan), and (ii) such termination occurs either (a) within the period beginning on the date of a change in control and ending on the last day of the twelfth month that begins after the month in which the change in control occurs, or (b) prior to a change in control if the termination occurs in connection with the change in control. If terminated or separated from the Company under the circumstances set forth above, an Eligible Participant will be entitled to a lump sum payment equal to the Eligible Participant’s annual base salary then in effect.
The above is a summary of certain provisions of the Amendment. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amendment, a copy of which has filed with the Commission as Exhibit 10.3 to a Form 8-K filed by the Company with the Commission on August 28, 2013 and incorporated herein by reference. The Amendment may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.
Amendment to Amended and Restated Rights Plan
In connection with the execution of the Merger Agreement, the Company and Wells Fargo Bank, N.A. (the “Rights Agent”), entered into Amendment No. 2 to Rights Agreement, dated as of August 27, 2013 (the “Rights Plan Amendment”), to the Amended and Restated Rights Agreement dated as of February 27, 2008 (the “Rights Agreement”), between the Company and the Rights Agent.
The Rights Plan Amendment (i) renders the rights issued pursuant to the Rights Agreement inapplicable to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement; and (ii) ensures that (a) none of Parent, Purchaser or any other direct or indirect subsidiary of Parent is or shall become an “Acquiring Person” (as defined in the Rights Agreement) solely as a result of the execution and delivery of the Merger Agreement or the consummation of the Merger or any other Transaction; (b) no “Distribution Date” (as defined in the Rights Agreement) or “Shares Acquisition Date” (as defined in the Rights Agreement) will occur, and that no holder of any rights issued under the Rights Agreement will be permitted to exercise any of such rights or to receive a Right Certificate (as defined in the Rights Agreement), solely by reason of the execution and delivery of the Merger Agreement or the consummation of the Merger or any of the Transactions; and (c) the “Final Expiration Date” (as defined in the Rights Agreement) will occur immediately prior to the Effective Time.
The above is a summary of certain provisions of the Amended and Restated Rights Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated Rights Agreement, a copy of which has filed with the Commission as Exhibit 10.3 to a Form 8-K filed by the Company with the Commission on August 28, 2013 and incorporated herein by reference. The Amended and Restated Rights Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase.
12.
  Source and Amount of Funds
We estimate that we will need approximately $35 million to purchase all of the issued and outstanding Shares pursuant to the Offer and to consummate the Merger (which estimate includes payment in respect of outstanding in-the-money stock options and restricted stock units) and to pay related fees and expenses. Purchaser has received commitment letters from Fifth Third Bank, Bank of America, N.A., First Tennessee Bank, and Synovus Bank (collectively, the “Lenders”) to provide it with senior secured credit facilities in an aggregate amount of $100.0 million (the “Credit Facilities”), comprised of a $70.0 million revolving credit facility and a $30.0 million term loan facility (collectively, the “Debt Commitment Letters”). Subject to certain conditions, the Credit Facilities will be available to Purchaser to finance the Offer and the Merger, repay or refinance certain existing indebtedness of the Company, pay related fees and expenses and to provide for funding of the Company following the consummation of the Merger.
If the Merger Agreement is terminated in the circumstance in which we do not receive the proceeds of the debt financing commitments, and the other conditions to payment of the termination fee are met, Purchaser may be obligated to pay the Company a termination fee of $1,000,000. See Section 11, “Summary of the Merger Agreement — Termination Fee.”
The proceeds of the Credit Facilities will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses (and will be sufficient to consummate the Offer and the Merger and pay fees and expenses in connection with the Offer and the Merger and all other amounts required to be paid in connection with the consummation of the Offer, the Merger and certain related transactions). The debt financing commitments are subject to certain conditions, and in the event that Purchaser does not receive the proceeds of the debt financing commitments, Purchaser will not be obligated to purchase your Shares in the Offer. As of the date of the Offer to Purchase, no alternative financing arrangements have been investigated or alternative financing plans made in the event the debt financing described herein is not available.
The commitment of the Lenders with respect to the Credit Facilities expires if the Credit Facilities do not close by December 31, 2013.
The documentation governing the debt financing has not been finalized and, accordingly, the actual terms of the debt financing may differ from those described in the Debt Commitment Letters. If any portion of the debt financing becomes unavailable in the manner or from the sources contemplated in the Debt Commitment Letters, Parent and Purchaser must notify the Company and use their respective reasonable best efforts to arrange and obtain (and to negotiate and enter into definitive agreements with respect to) alternative debt financing from the same or alternative financial institutions in an amount required to consummate the Merger and the related transactions and sufficient to satisfy all of Parent’s obligations under the Merger Agreement (or replace any unavailable portion of the debt financing) on terms and conditions (other than with respect to amount) that are not less beneficial, in the aggregate, to Parent than those applicable to the debt financing that they would replace.
The availability of the Credit Facilities is subject to certain closing conditions, including no material disruption of the financial markets that in the reasonable opinion of Fifth Third Bank impacts pricing or availability of credit in a material adverse way, the satisfactory completion of due diligence, no material adverse change in the business, condition (financial or otherwise), operations, performance, properties or prospects of Parent or any guarantor or the Company since December 31, 2012, and other customary closing conditions.
Credit Facilities
As described above, the Credit Facilities will consist of a (i) $70.0 million revolving credit facility and (ii) a $30.0 million term loan facility. Subject to the conditions set forth in the Debt Commitment Letters, the Credit Facilities mature four years after the closing of the Credit Facilities. Copies of the Debt Commitment Letters have been filed as Exhibits (d)(4) through (d)(7) to the Schedule TO, which are incorporated herein by reference.
Roles
Fifth Third Bank will be the sole lead arranger and sole bookrunner for the Credit Facilities, and will serve as the administrative agent and collateral agent for the Credit Facilities.
Interest Rate
Loans under the Credit Facilities shall bear interest, at the borrower’s option, at a rate equal to an adjusted LIBOR rate (plus 2.0% for advances under the revolving credit facility and plus 3.0% for advances under the term loan facility), or an alternate base rate (plus 1.0% for advances under the revolving credit facility and plus 2.0% for advances under the term loan facility).

Prepayments and Amortization
The borrower will be required to make prepayments with respect to the Credit Facilities with 100% of (a) any equity issuances by Parent, (b) any proceeds of indebtedness for borrowed money, (c) any insurance or contribution proceeds not reinvested, and (d) any asset sales or other dispositions outside the normal course of business, as a result of certain acquisitions. All mandatory prepayments will be applied first to the term loan facility until paid in full, and then to the revolving credit facility.
The term loan will be payable in quarterly installments of $750,000 commencing on the last business day of the quarter after the closing of the Credit Facilities, and continuing on the last day of each March, June, September and December thereafter until the Credit Facilities terminate, at which time the outstanding principal amount of the term loan will be payable in full.
Guarantors
All obligations of the borrower under the Credit Facilities and, to the extent such guaranty is not illegal under the Commodity Exchange Act, under interest rate protection or other hedging agreements will, subject to certain exceptions, be guaranteed by each of the existing and future direct and indirect subsidiaries of the borrower.
Security
The obligations of the borrower and the guarantors under the Credit Facilities and under interest rate protection or other hedging agreements will be secured, subject to permitted liens and other agreed upon exceptions, on a first priority basis by a perfected security interest in all of the borrower’s and, to the extent such pledge is not illegal under the Commodity Exchange Act, each guarantor’s tangible and intangible assets, including all accounts receivable, inventory, equipment, and equity issued by any person owned by Parent and each guarantor.
Certain Covenants
The Credit Facilities will contain the representations and warranties and affirmative, financial and negative covenants specifically identified in the Debt Commitment Letter with Fifth Third Bank and other customary representations, warranties and covenants, including, in the case of negative covenants, restrictions on (i) indebtedness, (ii) investments, (iii) sales of assets, (iv) mergers and consolidations, (v) liens and (vi) dividends and other distributions in respect of capital stock of the borrower. The Credit Facilities will also include the events of defaults described in the Debt Commitment Letters.
13.
  Conditions to the Offer
Notwithstanding any other term of the Offer or the Merger Agreement, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer, and may, subject to the provisions of the Merger Agreement, delay the acceptance for payment of or the payment for, any tendered Shares, and (subject to the provisions of the Merger Agreement) may terminate the Offer and not accept for payment any tendered Shares, (A) unless the conditions in clauses (a) and (i) are satisfied or (B) if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events or circumstances in clauses (b) through (h) shall have occurred and be continuing:
(a) the Minimum Tender Condition shall have been satisfied;
(b) there shall be instituted or pending any action by any governmental authority of competent jurisdiction that seeks, directly or indirectly, to make illegal, prohibit, materially delay or otherwise restrain the making of the Offer, the consummation of the Offer or the Merger or the performance of the Merger Agreement;

(c) any governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any judgment (preliminary or permanent) or law which has resulted in, or is reasonably likely to result in any of the consequences referred to in clause (b) immediately above;
(d) any of the Company’s representations and warranties set forth in the Merger Agreement that (i) are not made as of a specific date are not true and correct as of the Acceptance Time; or (ii) are made as of a specific date are not true and correct as of such date, in each case, except where the failure of such representations or warranties to be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties) has not had a Company Material Adverse Effect;
(e) the Company shall have failed to perform in any material respect any covenant or obligation required to be performed or complied with by it under the Merger Agreement at or prior to the Acceptance Time;
(f) Parent and Purchaser shall not have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer confirming on behalf of the Company that the conditions set forth in clauses (d), (e) and (h) of this description of “Conditions to the Offer” section, shall have occurred immediately prior to the Acceptance Time;
(g) the Agreement shall have been validly terminated in accordance with Article 8 of the Merger Agreement;
(h) any event, occurrence or development of a state of circumstances or facts that has had a Company Material Adverse Effect; and
(i) satisfaction of the Financing Condition.
The foregoing conditions are for the sole benefit of Parent and Purchaser and may be waived only by Parent or Purchaser, and then, in whole or in part, at any time and from time to time in the sole discretion of Parent or Purchaser (except for any condition that, pursuant to Section 1.1(b) of the Merger Agreement, may only be waived with the Company’s consent).
14.
  Dividends and Distributions
The Merger Agreement provides that, subject to certain exceptions, neither the Company nor its subsidiaries will, between the date of the Merger Agreement and Acceptance Time in the Offer, declare, accrue, set aside, make or pay any dividend or other distribution payable in cash, stock, property or otherwise, with respect to any of its capital stock.
15.
  Certain Legal Matters
General.   Except as otherwise set forth in this Offer to Purchase, based on Parent’s and Purchaser’s review of publicly available filings by the Company with the Commission and other information regarding the Company, Parent and Purchaser are not aware of any licenses or other regulatory permits that appear to be material to the business of the Company and that might be adversely affected by the acquisition of Shares by Purchaser or Parent pursuant to the Offer or of any approval or other action by any governmental, administrative or regulatory agency or authority that would be required for the acquisition or ownership of Shares by Purchaser or Parent pursuant to the Offer. In addition, except as set forth below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any Governmental Entity or administrative or regulatory agency that would be required for Parent’s and Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser currently expect that such approval or action, except as described below under “State Takeover Laws,” would be sought or taken. There can be no assurance that any such approval or action, if needed, would be obtained or, if obtained, that it will be obtained without substantial conditions; and there can be no assurance that, in the event that such approvals were not obtained or such other actions were not taken, adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of or held separate. In such an event, the Purchaser may not be required to purchase any Shares in the Offer. See Section 13 — “Conditions to the Offer.”

Shareholder Approval.   The Company has represented in the Merger Agreement that the execution, delivery and performance of the Merger Agreement by the Company and the consummation by the Company of the Offer and the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the Offer and the Merger (other than, with respect to the Merger, the adoption of the Merger Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of the Articles of Merger and other documents as required by the MBCA). As described below, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the MBCA. According to the Company’s articles of incorporation, the Shares are the only securities of the Company that entitle the holders thereof to voting rights. If, following the purchase of Shares by Purchaser pursuant to the Offer, Purchaser and its affiliates own more than a majority of the outstanding Shares, Purchaser will be able to effect the Merger without the affirmative vote of any other shareholder of the Company. Parent and Purchaser have agreed pursuant to the Merger Agreement that they will cause all Shares then owned by them and their subsidiaries to be voted in favor of the adoption of the Merger Agreement and approval of the Merger.
Short-Form Merger.   The MBCA provides that if a parent company owns at least 90% of the outstanding shares of each class and series of stock of a subsidiary, the parent company can effect a short-form merger with or of that subsidiary without the action of the other shareholders entitled to vote on the merger of such subsidiary. Accordingly, if as a result of the Offer, the Top-Up Option or otherwise, Purchaser directly or indirectly owns at least 90% of the outstanding Shares, Parent could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other shareholder of the Company if permitted to do so under the MBCA.
State Takeover Laws.   A number of states (including Minnesota, where the Company is incorporated) have adopted takeover laws and regulations which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in those states or which have substantial assets, shareholders, principal executive offices or principal places of business therein.
Under the MBCA and other Minnesota statutes, the Company is subject to several state takeover laws. As described below, the Company has taken appropriate action in connection with its approval of the Merger Agreement and the consummation of the transactions contemplated thereby so that these laws do not affect the ability of Parent and Purchaser to consummate the Offer or the Merger.
Minnesota Business Combination Act.   The Company is currently subject to Section 302A.673 of the MBCA (the “Business Combination Act”), which prohibits a publicly held Minnesota corporation, such as the Company, from engaging in any “business combination,” including a merger, with an “interested shareholder” (defined generally as any beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding shares of that corporation entitled to vote) for a period of four years after the date of the transaction in which the person became an interested shareholder, unless, among other things, a committee of that corporation’s board of directors comprised solely of one or more disinterested directors has given its prior approval of either the business combination or the share acquisition that resulted in the shareholder becoming an “interested shareholder”. Under the Business Combination Act, a director or person is “disinterested” if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee, of the publicly held Minnesota corporation or of a related organization. On August 27, 2013, the Special Committee, consisting solely of independent directors, approved the acquisition of shares by Purchaser contemplated by the Merger Agreement for the purposes of the Business Combination Act; therefore, the restrictions of Section 302A.673 of the MBCA are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Minnesota “Fair Price” Provision.   MBCA Section 302A.675 (the “Fair Price Provision”) provides that an offeror may not acquire shares of a Minnesota publicly held corporation from a shareholder within two years following the offeror’s last purchase of shares of the same class pursuant to a takeover offer, including, but not limited to, acquisitions made by purchase, exchange or merger, unless the selling shareholder is afforded, at the time of the proposed acquisition, a reasonable opportunity to dispose of the shares to the offeror upon substantially equivalent terms as those provided in the earlier takeover offer. The provision described above does not apply if the proposed acquisition of shares is approved, before the purchase of any shares by the offeror pursuant to the earlier takeover offer, by a committee of the board of directors of the corporation, comprised solely of directors who: (a) are not, nor have been in the five years preceding the formation of the committee, officers or employees of the offeror or a related organization, (b) are neither the offerors nor affiliates or associates of the offeror, (c) were not nominated for election as directors by the offeror or any affiliate or associate of the offeror and (d) were directors at the time of the first public announcement of the earlier takeover offer or were nominated, elected, or recommended for election as directors by a majority of the directors who were directors at that time. On August 27, 2013, the Special Committee approved the takeover offer by Purchaser contemplated in the Merger Agreement for purposes of the Fair Price Provision; therefore, the restrictions of Section 302A.675(1) are inapplicable to the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.
Minnesota Corporate Takeovers Law.   The Minnesota Corporate Takeovers Law (the “Takeover Disclosure Statutes”), MBCA Sections 80B.01-80B.13, by its terms requires the filing of a registration statement (the “Minnesota Registration Statement”) with specified disclosures with the Minnesota Commissioner of Commerce (the “Commissioner of Commerce”) with respect to any tender offer for shares of a corporation, such as the Company, that (a) has its principal place of business or principal executive office in Minnesota, or owns and controls assets in Minnesota having a fair market value of at least $1,000,000 and (b) has a certain number or percentage of shareholders resident in Minnesota or a specified percentage of its shares owned by Minnesota residents. Purchaser filed the Minnesota Registration Statement with the Commissioner of Commerce on September 3, 2013.
Although the Commissioner of Commerce does not have an approval right with respect to the Offer, the Commissioner of Commerce will review the Minnesota Registration Statement for the adequacy of disclosure and is empowered to suspend summarily the Offer in Minnesota within three business days of the filing if the Commissioner of Commerce determines that the registration statement does not (or the material provided to beneficial owners of the Shares residing in Minnesota does not) provide adequate disclosure under the Takeover Disclosure Statutes. If this summary suspension occurs, the Commissioner of Commerce must hold a hearing within ten calendar days of the summary suspension to determine whether to permanently suspend the Offer in Minnesota, subject to corrective disclosure. If the Commissioner of Commerce takes action to suspend the effectiveness of the Offer, this action may have the effect of significantly delaying the Offer. In filing the Minnesota Registration Statement, Purchaser does not concede that some or all of the provisions of the Takeover Disclosure Statutes are applicable, valid, enforceable or constitutional.
Control Share Acquisition Act.   The Company is currently subject to the Control Share Acquisition Act under MBCA Section 302A.671 (the “Control Share Acquisition Act”), which provides that, absent certain exceptions, a person who passes certain thresholds of ownership of the voting power of the shares of an issuing public corporation (i.e., from less than 20% to 20% or more, from less than 33 1/3% to 33 1/3% or more, or from less than a majority to a majority) loses voting rights with respect to the shares above the applicable threshold, unless special shareholder approval is obtained. Approval can be obtained only by a resolution adopted by (i) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote and (ii) the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, excluding all “interested shares” (generally, shares held by the acquiring person, any officer of the issuing public corporation, or any director who is also an employee of the issuing public corporation). If such approval is not obtained, the issuing public corporation may redeem the shares that exceed the new percentage level of voting control at their market value. A shareholders’ meeting to vote on whether to grant voting power to the acquiring person may not be held unless the acquiring person has delivered an information statement to the issuing public corporation in accordance with the requirements of the MBCA.
The Offer does not constitute a “control share acquisition” under the MBCA. The definition of “control share acquisition includes an exception for cash tender offers (i) approved by a majority vote of the members of a committee composed solely of one or more disinterested directors of the issuing public corporation formed pursuant to MBCA Section 302A.673(1)(d), prior to the commencement of, or the public announcement of the intent to commence, the offer, and (ii) pursuant to which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation. On August 27, 2013, prior to the execution of the Merger Agreement and the initiation of the Offer, the Special Committee, which consists solely of disinterested directors meeting the requirements of the MBCA, approved the Offer and the Merger for purposes of the Control Share Acquisition Act. In addition, the Offer will not be consummated unless the Minimum Condition is satisfied. Consequently, the Offer is not subject to the Control Share Acquisition Act.
Other State Takeover Laws.   Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 13 — “Conditions to the Offer.”
Dissenters’ Rights.   No dissenters’ rights are available in connection with the Offer. However, under the MBCA, shareholders who do not sell their Shares in the Offer will have the right, if the merger is completed as a short-form merger only, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA, to dissent with respect to the Merger and to receive payment in cash for the “fair value” of their Shares after the Merger is completed. The term “fair value” means the value of the Shares immediately before the effective time of the Merger and may be less than, equal to or greater than the Offer Price. If any dissenting shareholder makes a demand for fair value and the Top-Up Option was exercised prior to the effective time of the Merger, then for purposes of determining the fair value of any dissenting shares, the cash received and/or value of the promissory note received by the Company in payment of the exercise price of the Top-Up Option will be treated as if it had not been paid to or received by the Company and the Shares issued upon exercise of the Top-Up Option will be treated as if they were not issued or outstanding, since they constitute part of the Merger transaction.
If the Requisite Company Vote is not required to approve the Merger, the Merger will be completed as a short-form merger and, in such event, the Surviving Corporation (as defined in the Merger Agreement) will send a notice to those persons who are shareholders of the Surviving Corporation immediately prior to the effective time of the Merger which, among other things, will include a copy of Sections 302A.471 and 302A.473 of the MBCA and a summary description of the procedures to be followed to obtain payment of fair value for their Shares. A dissenting shareholder will not be entitled to payment for Shares tendered in the Offer.
Dissenters’ rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to shareholders if the Merger is consummated. Shareholders who will be entitled to dissenters’ rights in connection with the Merger will receive additional information concerning dissenters’ rights and the procedures to be followed in connection therewith before such shareholders have to take any action relating thereto.
The foregoing summary of the rights of dissenting shareholders under the MBCA does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise any dissenters’ rights under the MBCA. The preservation and exercise of dissenters’ rights require strict adherence to the applicable provisions of the MBCA. Any shareholder contemplating the exercise of those dissenters’ rights should review carefully the provisions of the MBCA, particularly the procedural steps required to perfect those rights, and should consult legal counsel. Dissenters’ rights will be lost if the procedural requirements of the statute are not fully and precisely satisfied.

“Going Private” Transactions.   Rule 13e-3 under the Exchange Act is applicable to certain “going private” transactions and may under certain circumstances be applicable to the Merger. However, Rule 13e-3 will be inapplicable if (a) the Shares are deregistered under the Exchange Act prior to the Merger or another business combination or (b) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. Neither Parent nor Purchaser believes that Rule 13e-3 will be applicable to the Merger.
16.
  Fees and Expenses
Purchaser has retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the federal securities laws. As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, telex, telegraph and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.
Except as set forth above, neither Parent nor Purchaser will pay any fees or commissions to any broker, dealer, commercial bank, trust company or other nominee for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will upon request be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.
17.
  Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares, we will make a good faith effort to comply with that state statute or seek to have such statute declared inapplicable to the Offer. If, after a good faith effort, we cannot comply with the state statute, we will not make the Offer to, nor will we accept tenders from or on behalf of, the holders of Shares in that state.
Purchaser and Parent have filed with the Commission the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be examined and copies may be obtained from the Commission in the manner set forth in Section 8, “Certain Information Concerning the Company — Company Information.”
The Offer does not constitute a solicitation of proxies for any meeting of the Company’s shareholders. Any solicitation that Purchaser or any of its affiliates might seek would be made only pursuant to separate proxy materials complying with the requirements of Section 14(a) of the Exchange Act.
No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.
Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.
AMERICAN CYBERSYSTEMS, INC.
ACS MERGER CORP.

Schedule A
INFORMATION CONCERNING MEMBERS OF THE BOARDS OF DIRECTORS AND THE EXECUTIVE OFFICERS OF PURCHASER AND PARENT
1.
  Directors and Executive Officers of Purchaser
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Purchaser are set forth below.

Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Raj Sardana CEO and Director	USA	2400 Meadowbrook Parkway, Duluth, GA 30096	Raj Sardana is CEO, President and a Director of Purchaser.
Nita Sardana VP	USA	2400 Meadowbrook Parkway, Duluth, GA 30096	Nita Sardana is a Vice President of Purchaser.
Sanjeev Sardana VP and Corporate Secretary	USA	2400 Meadowbrook Parkway, Duluth, GA 30096	Sanjeev Sardana is Vice President and Corporate Secretary of Purchaser.
2.
  Directors and Executive Officers of Parent
The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of Parent are set forth below.

Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Raj Sardana CEO and Director (Chairman)	See above	See above
Since founding Parent in 1998, Raj Sardana has served as its CEO and Chairman of the Board of Directors. Prior to founding Parent, Mr. Sardana served as President and CEO of Applied Communications, Inc.

Sanjeev Sardana Senior VP of Corporate Development, CIO and Director	See above	See above
Since February 2013, Sanjeev Sardana has served as Senior Vice President of Corporate Development and CIO. Prior to his employment at Parent, he served as CEO of Adizi Technologies LLC and a variety of other entrepreneurial ventures.

Name and Position	Citizenship	Business Address	Present Principal Occupation or Employment and Employment History
Nita Sardana President, Corporate Secretary and Director	See above	See above	For the past five years, Nita Sardana has been a Director, President and the Corporate Secretary. Ms. Sardana also manages Community Relations and Corporate Giving.
Mike Yirilli Director	USA	111 Huntington Avenue, 29th Floor, Boston, MA 02199	For the past five years, Mike Yirilli has served as Vice President of Abry Partners LLC
Nick Goel Chief Accounting Officer	India	2400 Meadowbrook Parkway, Duluth, GA 30096	For the past five years, Nick Goel has served as Chief Accounting Officer.
Joe McAvoy COO	USA	2400 Meadowbrook Parkway, Duluth, GA 30096
Since November 2012, Joe McAvoy has served as COO. From 2009 – 2012, Mr. McAvoy served as VP Corporate Development at Moodlerooms and prior to that position, served as VP Chairman of Accounts & Supplier Diversity at the Allegis Group.

Barry Olson Senior VP	USA	47742 Van Dyke Ave., Shelby Township, MI 48317	Since July 2010, Barry Olson has served as Senior Vice President and President of Parent’s wholly-owned subsidiary, Hiregenics. From 2007 – 2010, Mr. Olson served as President of Project12Baskets.
Brian Soderholm Senior VP	USA	13754 Frontier Court, Suite 106, Burnsville, MN 55337	Since November 2012, Brian Soderholm has served as Senior Vice President. From 2008 – 2010, Mr. Soderholm served as Senior Vice President of Sales at Bartech Workforce Management.